Exhibit 10.29

EXECUTION COPY

Published CUSIP Numbers:

Deal:  [                   ]

Term:  [                   ]

SECOND LIEN CREDIT AGREEMENT

Dated as of May 18, 2007

among

CANNERY CASINO RESORTS, LLC
and
WASHINGTON TROTTING ASSOCIATION, INC.,
as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agent

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
BANC OF AMERICA SECURITIES LLC
as
Joint Lead Arrangers and Joint Book Running Managers

i

4.02	Conditions to All Credit Extensions	69

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	70
5.02	Authorization; No Contravention	70
5.03	Governmental Authorization; Other Consents	71
5.04	Binding Effect	71
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event	71
5.06	Litigation	72
5.07	No Default	72
5.08	Ownership of Property; Liens	72
5.09	Environmental Compliance	73
5.10	Insurance	74
5.11	Taxes	74
5.12	ERISA Compliance	74
5.13	Subsidiaries; Equity Interests	75
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	75
5.15	Disclosure	75
5.16	Compliance with Laws	75
5.17	Intellectual Property; Licenses, Etc.	75
5.18	Collateral Documents	76
5.19	Solvency	76
5.20	Labor Matters	76
5.21	Gaming Matters	76

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Financial Statements	77
6.02	Certificates; Other Information	78
6.03	Notices	80
6.04	Payment of Obligations	80
6.05	Preservation of Existence, Etc.	80
6.06	Maintenance of Properties	80
6.07	Maintenance of Insurance	81
6.08	Compliance with Laws	81
6.09	Books and Records	81
6.10	Inspection Rights	81
6.11	Use of Proceeds	81
6.12	Compliance with Agreements	82
6.13	Covenant to Guarantee Obligations and Give Security	82
6.14	Environmental Covenant	85

6.15	Accuracy of Information	85
6.16	Further Assurances	86
6.17	Compliance with Terms of Leaseholds	86
6.18	[reserved]	86
6.19	Interest Rate Hedging	86
6.20	Lien Searches	86
6.21	Material Contracts	86
6.22	Gaming Licenses	87
6.23	Cash Collateral Accounts	87
6.24	Construction Covenants	87
6.25	In Balance Covenants	88
6.26	Designation of Unrestricted Subsidiaries	88
6.27	Pledge Undertakings	88
6.28	Additional Post Closing Matters.	88

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Asset Sales	89
7.02	Restricted Payments	90
7.03	Indebtedness	91
7.04	Liens	92
7.05	Restrictions on Subsidiaries	92
7.06	Merger, Consolidation or Sale of Assets	93
7.07	Transactions with Affiliates	95
7.08	Change in Nature of Business	96
7.09	Management Compensation	97
7.10	Construction of the Projects	97

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	99
8.02	Remedies upon Event of Default	102
8.03	Application of Funds	102

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	103
9.02	Rights as a Lender	104
9.03	Exculpatory Provisions	104
9.04	Reliance by Administrative Agent	105
9.05	Delegation of Duties	105
9.06	Resignation of Administrative Agent	105
9.07	Non-Reliance on Administrative Agent and Other Lenders	106
9.08	No Other Duties, Etc.	106

9.09	Administrative Agent May File Proofs of Claim	106
9.10	Collateral and Guaranty Matters	107

ARTICLE X.
MISCELLANEOUS

10.01	Amendments, Etc.	107
10.02	Notices; Effectiveness; Electronic Communication	109
10.03	No Waiver; Cumulative Remedies	111
10.04	Expenses; Indemnity; Damage Waiver	111
10.05	Payments Set Aside	113
10.06	Successors and Assigns	113
10.07	Treatment of Certain Information; Confidentiality	117
10.08	Right of Setoff	117
10.09	Interest Rate Limitation	118
10.10	Counterparts; Integration; Effectiveness	118
10.11	Survival of Representations and Warranties	118
10.12	Severability	119
10.13	Replacement of Lenders	119
10.14	Governing Law; Jurisdiction; Etc.	120
10.15	Waiver of Jury Trial	120
10.16	USA PATRIOT Act Notice	121
10.17	Cooperation with Gaming Boards	121
10.18	Removal of a Lender	121

SIGNATURES		S-1

SCHEDULES

1.01	Guarantors
2.01	Commitments and Pro Rata Shares
4.01(a)(iv)	Mortgaged Properties
5.01	Qualifications
5.03	Certain Authorizations
5.06	Litigation
5.09	Environmental Matters
5.11	Tax Assessments
5.12	Unfunded Pension Liability
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Borrower
5.20	Labor Matters
5.21	Gaming Matters
6.28(a)	Post-closing SNDA and Landlord Access Agreements
6.28(c)	Post-closing Deposit and Securities Account Control Agreements
7.01	Existing Liens
7.03	Existing Indebtedness
7.07	Affiliate Transactions

10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

Form of

A	Assignment and Assumption
B	Cash Collateral and Disbursement Agreement
C	Committed Loan Notice
D	Compliance Certificate
E	Subsidiary Guaranty
F	Intercreditor Agreement
H	Term Note
I	Security Agreement
J	Mortgage
K	Pledge Agreement
L-1	Opinion Munger, Tolles & Olson LLP
L-2	Opinion of Fox Rothschild LLP
L-3	Opinion of Santoro, Driggs, Walch, Kearney, Johnson & Thompson
L-4	Opinion of Brownstein Hyatt Farber Schreck
M	Management Subordination Agreement

v

CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (“Agreement”) is entered into as of May 18, 2007 among CANNERY CASINO RESORTS, LLC, a Nevada limited liability company (“CCR” or “Borrower”), WASHINGTON TROTTING ASSOCIATION, INC., a Delaware corporation (“WTA” and, collectively with CCR, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC are the joint lead arrangers and joint book running managers of the facilities provided under this Agreement.

The Borrowers have requested that the Lenders provide a term loan facility and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01   Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.16.

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time specify by notice to the Borrowers and the Lenders.

“Administrative Fee Letter” means the letter agreement dated May 18, 2007, among the Borrower, the Administrative Agent and Banc of America Securities LLC.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Lenders.

“Adjusted Net Income” means, for any period, the Consolidated Net Income of CCR and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP less the Tax Amount for such period; provided, however, that there shall not be included in such Adjusted Net Income:

(i)            any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) CCR’s or a Restricted Subsidiary’s equity in the net income of any such Person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Adjusted Net Income up to the aggregate amount of cash actually distributed by such Person during such period to CCR or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below); provided, however, that for purposes of Section 7.02(b)(iii) (A) such aggregate amount of net income distributed as cash shall be deemed not to be included in Adjusted Net Income, for such period, to the extent such amount is paid as a dividend or distribution by CCR or its Restricted Subsidiaries pursuant to clause (13) of the definition of “Permitted Restricted Payments”; and (B) CCR’s or a Restricted Subsidiary’s equity in the net loss of any such Person for such period shall be included in determining such Adjusted Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to clause (v) below);

(ii)           any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Borrower, except that (A) Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Adjusted Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), so long as at the time of computation cash would be permitted to be distributed and (B) Borrower’s equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Adjusted Net Income;

(iii)          any gain or loss, together with any related provision for taxes on such gain or loss, realized upon the sale or other disposition of any property, plant or equipment of Borrower or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss, together with any related provision for taxes on such gain or loss, realized upon the sale or other disposition of any Equity Interests of any Person;

(iv)          the cumulative effect of a change in accounting principles;

(v)           the net loss of any Unrestricted Subsidiary; and

(vi)          extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such extraordinary or nonrecurring gains or losses.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning specified in Section 7.07.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, the aggregate amount of the Loans outstanding at such time.

“Agreement” means this Credit Agreement.

“Applicable Rate” means (a) 4.25% per annum, in the case of Eurodollar Rate Loans, and (b) 3.50% per annum, in the case of Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC, in their capacities as joint lead arrangers and joint book running managers.

“Asset Sale” means:

(a)           the sale, lease, conveyance or other disposition of any assets, other than a transaction permitted under Section 7.06; and

(b)           the issuance of Equity Interests by any of the Borrower’s Restricted Subsidiaries or the sale by CCR or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law);

provided that the following shall not be deemed to be Asset Sales:

(1)           any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $2,000,000;

(2)           a transfer of assets or Equity Interests between or among CCR and any of its Restricted Subsidiaries;

(3)           an issuance or sale of Equity Interests by a Subsidiary to CCR or to a Restricted Subsidiary;

(4)           the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of  business;

(5)           the sale or other disposition of cash or Cash Equivalents;

(6)           dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7)           a Restricted Payment that is permitted by Section 7.02 and any Permitted Restricted Payment or Permitted Investment;

(8)           any sale or disposition of assets that have become surplus, damaged, worn out or obsolete;

(9)           the creation of a Lien not prohibited by this Agreement; and

(10)         Dispositions by the Racing Services Operator permitted under the Racing Services Agreement;

(11)         Dispositions of property associated with (i) the Nevada Palace, at the time of, or in connection with, the opening or operation of Cannery East, or (ii) the Temporary Meadows Casino, at the time of, or in connection with, the opening or operation of the Permanent Meadows Casino;

(12)         Dispositions consisting of leases or subleases or real property in the ordinary course of business; and

(13)         Dispositions of Real Poperty, owned by CCR or its Restricted Subsidiaries and associated with Nevada Palace, to NP Land, LLC; provided that such Real Property is then or thereafter leased by CCR or its Restricted Subsidiaries and the related lease payments thereunder would be permitted under clause (10) of the definition of Permitted Restricted Payments.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of CCR and its consolidated Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of CCR and its consolidated Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A.  and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto, and a “Borrower” means one of the Borrowers.

“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of the Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Budget” means, the budget for the design and construction of each Project as a whole from the commencement of construction thereof through Completion that is prepared by CCR and approved by the Construction Consultant; all such Budgets are collectively the “Budgets”.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Nevada, the Commonwealth of Pennsylvania or the state where the Administrative Agent’s office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cannery” means the Cannery Hotel and Casino which is owned by CHC and located in North Las Vegas, Nevada.

“Cannery East” means one of the Projects to be constructed adjacent to the existing Nevada Palace and containing approximately 2,000 slot machines, 26 tables and 308 hotel rooms.

“Cannery East Amount”  means the portion of Consolidated EBITDA attributed to Cannery East for the applicable Measurement Period.

“Cannery East Construction Disbursement Account” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Capital Expenditure” means any expenditure that is capitalized on the balance sheet in accordance with GAAP.

“Cash Collateral Account” means a blocked, deposit account of one or more of the Loan Parties at Bank of America (or another commercial bank selected by the Administrative Agent) in the name of the Collateral Agent and under the sole dominion and control of the Collateral

Agent, established as provided in Section 6.23 and otherwise established in a manner satisfactory to the Collateral Agent.

“Cash Collateral and Disbursement Agreement” means the Cash Collateral and Disbursement Agreement between CCR and Control Agent in the form attached hereto as Exhibit B.

“Cash Equivalents” means:

(a)           United States dollars and other currencies received by customers in the ordinary course of business;

(b)           certificates of deposit;

(c)           U.S. treasury bills and other obligations of the federal government;

(d)           U.S. corporate bonds, rated at least BAA or higher by Standard & Poor’s, or common stocks with an Standard & Poor’s Stock Guide Rating of at least B or higher and listed on the New York Stock Exchange, American Stock Exchange, or National Association of Securities Dealers Automated Quotations, and commercial paper rated at least A-1 by Standard & Poor’s or at least P-1 or MIG-1 by Moody’s Investors Service, Inc.;

(e)           bankers’ acceptances issued by financial institutions rated at least first tier paper by a National Recognized Statistical Rating Organization (NRSRO);

(f)            repurchase agreements covering U.S. government securities; and

(g)           money market funds that comply with all provisions of Rule 2a-7 of the Investment Act of 1940.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement or a financial institution reasonably acceptable to the Administrative Agent; provided that such financial institution enters into a control agreement with the Control Agent on terms reasonably acceptable to the Administrative Agent.

“Casino Businesses” means all personal property interests in the Cannery, the Rampart Casino, the Nevada Palace, Cannery East, the Temporary Meadows Casino, the Permanent Meadows Casino or any additional Ventures pledged pursuant to Section 6.13 (exclusive of any gaming licenses, accounts and equipment to the extent the pledge thereof is prohibited by local law or contract).

“Casino Real Estate” means (i) the fee interest in real property underlying the Cannery, Cannery East, the Temporary Meadows Casino and the Permanent Meadows Casino, (ii) the

leasehold interest in the Nevada Palace, (iii) any real property interest in any additional Ventures pledged pursuant to Section 6.13 and (iv) any fixtures and other real property improvements now existing or to be constructed on any of the properties described in (i), (ii) or (iii) above (exclusive of any gaming equipment to the extent the pledge thereof is prohibited by local law or contract), in each case, held by CCR or any of its Restricted Subsidiaries.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, the Casino Real Estate and any other material property of the Loan Parties and any of their Subsidiaries, taken as a whole.  “Casualty Event” shall include but not be limited to any taking of all or any part of any real property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part or any real property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CCR” has the meaning specified in the introductory paragraph hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certificate of Occupancy” means a temporary or permanent certificate of occupancy, in either case, for Cannery East, the Temporary Meadows Casino and the Permanent Meadows Casino issued by the applicable Governmental Authority, pursuant to applicable Laws which permanent or temporary certificate of occupancy shall permit the Cannery East and Permanent Meadows Casino to be used for their respective intended purposes and shall be in full force and effect and, in the case of a temporary certificate of occupancy, if such temporary certificate of occupancy shall provide for an expiration date, any items which must be completed in order for such temporary certificate of occupancy to be renewed or extended shall be completed no later than 15 days prior to the applicable expiration date.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           (i) Mr. William Paulos and Mr. William Wortman collectively shall, directly or indirectly, cease to beneficially own 35% or more of the equity securities of CCR entitled to vote for members of the management committee or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) OCM shall, directly or indirectly, cease to beneficially own 30% or more of the equity securities of CCR entitled to vote for members of the management committee or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           either of Mr. William Paulos and Mr. William Wortman shall at any time cease to be a member of the management committee or equivalent governing body of CCR;

(c)           OCM shall at any time cease to have at least two members of the management committee or equivalent governing body of CCR;

(d)           Mr. William Paulos, Mr. William Wortman and OCM shall at any time cease to hold the power to appoint a majority of the members of the management committee or equivalent governing body of CCR; or

(e)           any Person or two or more Persons acting in concert (other than Permitted Holders) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of CCR, or control over the equity securities of CCR entitled to vote for members of the management committee or equivalent governing body of CCR on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

“CHC” means Cannery Hotel and Casino, LLC.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral”, “Mortgaged Property” and “Trust Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent and Collateral Agent  for the benefit of the Secured Parties.  Notwithstanding any other provision hereof, no lien, claim or encumbrance extends to, and “Collateral” does not include, (i) amounts held in an account for the Commonwealth of Pennsylvania as specified by Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act (Act 71) (4 Pa. C.S.A. § 1401, et seq.), (ii) any right, title or interest of CCR or any of its Subsidiaries in any Gaming License, and (iii) Excluded Property.

“Collateral Agent” means Bank of America, N.A. in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each assignment of Construction Contracts, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative

Agent pursuant to Sections 6.13,6.16, and 6.28 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01.

“Committed Loan” means a Loan made or to be made by a Lender pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (i) a Committed Borrowing, (ii) a conversion of Committed Loans from one Type to the other or (iii) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C.

“Commitment” means for each Lender, such Lender’s obligation to make a Loan to the Borrowers pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“Common Stock” means, with respect to any Person, any Equity Interests (other than Preferred Equity) of such Person, whether outstanding on the Effective Date or issued thereafter.

“Completion” means, with respect to each Project, completion of such Project in substantial conformance with the Plans and Specifications for such Project such that when completed, a Certificate of Occupancy will be issued.

“Completion Certificate”  means a written certificate executed by the architect, General Contractor and the Construction Consultant (and any other relevant contracting parties reasonably requested by the Construction Consultant) certifying that each Project has been completed in all material respects in accordance with its Plans and Specifications and that such Project has been or is ready to be opened for business together with a certificate executed by a Responsible Officer to that effect.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by CCR and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated EBITDA for the purposes of calculating such ratio shall be subject to Consolidated Coverage Ratio Annualization.

“Consolidated Coverage Ratio Annualization” means for (A) any Measurement Period during the twelve-month period immediately after the Temporary Meadows Casino is Operating, the Meadows Amounts for such Measurement Period divided by the number of full fiscal months the Temporary Meadows Casino has been Operating multiplied by twelve (12) and (B) any Measurement Period during the twelve-month period after Cannery East is Operating, the

Cannery East Amounts for such Measurement Period divided by the number of full fiscal months Cannery East has been Operating multiplied by twelve (12).

“Consolidated EBITDA” means, for any Measurement Period, for CCR and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) pre-opening expenses during such Measurement Period, (ii) prepayment penalties and expenses incurred in connection with the Transaction during such Measurement Period, (iii) Consolidated Interest Charges for such Measurement Period, (iv) depreciation and amortization expense during such Measurement Period, (v) other extraordinary non-cash charges of CCR and its Restricted Subsidiaries during such Measurement Period, (vi) the Management Compensation, (vii) the provision for Federal, state, local and foreign income taxes payable and (viii) extraordinary losses during such Measurement Period, and minus (b) the following to the extent included in calculating such Consolidated Net Income, without duplication: (i) consolidated interest income of CCR and its Restricted Subsidiaries for such Measurement Period, (ii) all non-cash non-operating and non-recurring items increasing Consolidated Net Income for such Measurement Period, and (iii) extraordinary gains during such Measurement Period.

“Consolidated Interest Charges” means, for any period, for CCR and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of CCR and its Restricted Subsidiaries paid in cash in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of CCR and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP; provided that Consolidated Interest Charges shall not include any Transaction fees or expenses paid on the Effective Date regardless of the accounting treatment of such fees or expenses.

“Consolidated Net Income” means, for any period, for CCR and its Restricted Subsidiaries on a consolidated basis, the net income of CCR and its Restricted Subsidiaries from operations for that period.

“Consolidated Total Indebtedness” means, as of any date of determination, for CCR and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than CCR or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which CCR or a Restricted Subsidiary is a general partner or joint venturer and as such, CCR or such Restricted

Subsidiary is generally liable for its debts, or where unless such Indebtedness is expressly made non-recourse to CCR or such Restricted Subsidiary.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness (less the amount of Indebtedness held, as of such date of determination, in the Cannery East Construction Disbursement Account and the Meadows Construction Disbursement Account (the “Excluded Indebtedness”)) as of such date to (b) Consolidated EBITDA (less the amount of Consolidated Interest Charges attributed to the Excluded Indebtedness) for the most recently completed Measurement Period; provided that Consolidated EBITDA for the purposes of calculating such ratio shall be subject to Consolidated Total Leverage Ratio Annualization.

“Consolidated Total Leverage Ratio Annualization” means that for (A) any Measurement Period ending during the twelve-month period immediately after the first date on which the Temporary Meadows Casino is Operating, the Meadows Amount included in Consolidated EBITDA for such Measurement Period shall be adjusted to be equal to (x) the Meadows Amount divided by (y) the number of full fiscal months that the Temporary Meadows Casino has been Operating and (z) multiplied by twelve (12), and (B) any Measurement Period ending during the twelve-month period immediately after the first date on which Cannery East is Operating, the Cannery East Amount included in Consolidated EBITDA for such Measurement Period shall be adjusted to be equal to (a) the Cannery East Amount divided by (b) the number of full fiscal months that Cannery East has been Operating and (c) multiplied by twelve (12).

“Construction Completion Bond”  means a bond, in form and substance satisfactory to the Administrative Agent, issued by a bonding company acceptable to the Administrative Agent, in a amount and for a period of time necessary to complete the applicable Project pursuant to the Plans and Specifications therefor, and including such endorsements as the Administrative Agent may require.

“Construction Consultant” means Professional Associates Construction Services, or any other Person designated from time to time by the Administrative Agent to serve as the Construction Consultant hereunder.

“Construction Contracts” means any and all contracts, written or oral, between the Borrower, any applicable Loan Party and any contractor and any subcontractor and between any of the foregoing and any other person (including, without limitation, any architect or engineer) relating in any way to the construction of the Projects, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith or the preparation or furnishing of any drawings, renderings, plans, design documents or other related items for the design, architecture or construction of the Projects.

“Construction Reserve Account” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Contractor” means and includes any person or entity, including any General Contractor, engaged to work on or furnish materials or supplies for the Project.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agent” has the meaning specified in the Intercreditor Agreement.

“Credit Extension” means the making of a Loan by a Lender.

“CPI” means the Consumer Price Index, Urban Wage Earners and Clerical Workers for West Urban, all items (1982-1984 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor.  If the CPI is calculated from a base different from the base period 1982-84 = 100, such CPI shall be converted to a base period of 1982-84 = 100 by use of a conversion factor supplied by said Bureau of Labor Statistics.  If the CPI is discontinued or replaced during the term, such other comparable governmental cost of living index or computation which replaces the CPI shall be use in order to obtain substantially the same result as would be obtained if the CPI had not been discontinued or replaced.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, passage of time or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Delayed Draw Amount” has the meaning specified in Section 4.01(a)(xix).

“Discharge of First Lien Obligations” has the meaning specified in the Intercreditor Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (exclusive of ordinary course gaming payouts) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualification” means, with respect to any Lender:

(a)           the failure of that Lender timely to file pursuant to applicable Gaming Laws (i) any application requested of that Lender by any Gaming Authority in connection with any licensing required of that Lender as a lender to the Loan Parties or (ii) any required application or other papers in connection with determination of the suitability of that Lender as a lender to the Loan Parties;

(b)           the withdrawal of that Lender (except where requested or permitted by the Gaming Board) of any such application or other required papers; or

(c)           any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such Lender is “unsuitable” as a lender to the Loan Parties, (ii) that such Lender shall be “disqualified” as a lender to the Loan Parties or (iii) denying the issuance to that Lender of any license required under applicable Gaming Laws to be held by all lenders to the Loan Parties.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Loans mature.  Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity solely because the holders thereof have the right to require Borrower to repurchase such Equity Interests upon the occurrence of a change of control, an asset sale or event of loss shall not constitute Disqualified Equity if the terms of such Equity Interests provide that Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 7.02.  The term “Disqualified Equity” shall also include any options, warrants or other rights that are convertible into Disqualified Equity or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Loans mature.

“Dollar” and “$” mean lawful money of the United States.

“Drawing Date” has the meaning specified in Section 2.01(a).

“Effective Date” means May 18, 2007.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment and natural resources, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable with such Person for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or rights for the purchase or acquisition from such Person of such securities (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, (a) Consolidated EBITDA for that period, plus, without duplication, (b) Net Cash Proceeds from any Asset Sales during that period, plus (c) amounts released from the Reserves and applied to repay the Loans pursuant to Section 2.07(b)(F), minus (d) Capital Expenditures made in cash during that period, minus (e) Consolidated Interest Charges for that period, minus (f) Permitted Restricted Payments permitted under clause (9) of such defined term made during that period, plus (g) any decrease (or minus any increase) in the Borrower’s working capital during that period, minus (h) any repayments with respect to the Loan (whether voluntary or mandatory) made during that period, minus (i) any prepayments with respect to the FF&E Financing made during that period, minus (j) any pre-opening expenses during such period, minus (k) the Management Compensation paid by CCR or its Subsidiaries during such period and minus (l) all income taxes actually paid in cash by CCR or its Restricted Subsidiaries during such period.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder or under the Fee Letter, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which CCR or any of its Subsidiaries is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by CCR under Section 10.13), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreements” means (i) that certain Credit Agreement dated as of January 5, 2006, among the Borrower, The Cannery Hotel and Casino, LLC, Rampart Resort Management, LLC, and Bank of America, as administrative agent, as amended, (ii) the First Lien Credit Agreement dated November 14, 2006, among PA Meadows, LLC, Bank of America, as administrative agent and collateral agent, and the other lenders party thereto, as amended, (iii) the Second Lien Credit Agreement dated November 14, 2006, among PA Meadows, LLC, Bank of America, as administrative agent and collateral agent, and the other lenders, and (iv) the Existing FF&E Credit Agreement.

“Existing FF&E Credit Agreement” means the FF&E Credit Agreement dated December 29, 2006 among Washington Trotting Association, Inc., Merrill Lynch Capital Corporation, as administrative agent, and the other lenders party thereto, as amended.

“Existing Indebtedness” means any Indebtedness set forth on Schedule 7.03.

“Existing Surveys” has the meaning specified in Section 4.01(a)(iv)(c).

“Expansion Capital Expenditure” means any Capital Expenditure by CCR or any of its Restricted Subsidiaries that is not properly characterized as a Maintenance Capital Expenditure, including, without limitation, expenditures with respect to the buy-out of real property leases.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 4, 2007, among CCR, the Administrative Agent, Merrill Lynch Capital Corporation and the Arrangers.

“FF&E” means furniture, fixtures or equipment used in the ordinary course of the business of the Borrowers or a Guarantor.

“FF&E Financing” means Indebtedness the proceeds of which are used solely to finance the acquisition by CCR or a Guarantor of, or the entry into a capitalized lease by CCR or a Guarantor with respect to FF&E on terms and conditions reasonably acceptable to the Administrative Agent, in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the First Lien Credit Agreement, and its successors and assigns.

“First Lien Collateral Agent” means Bank of America, N.A. in its capacity as collateral agent under the First Lien Loan Documents, and its successors and assigns.

“First Lien Credit Agreement” means (i) that certain credit agreement dated as of the date hereof among Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent First Lien Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a First Lien Credit Agreement hereunder.  Any reference to the First Lien Credit Agreement hereunder shall be deemed a reference to any First Lien Credit Agreement then in existence.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other Loan Documents as defined in the First Lien Credit Agreement, including each mortgage and other security documents, guaranties and the notes issued thereunder.

“First Lien Loans” means the loans extended under the First Lien Credit Agreement.

“First Lien Secured Parties” means the First Lien Administrative Agent, the First Lien Collateral Agent and each Person that is a lender under the First Lien Credit Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Board” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the federal government or any state, city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, but only to the extent that such agency, authority, board, bureau, commission, department, office or instrumentality possesses authority to regulate any gaming operation or harness racing operation owned, managed or operated, or proposed to be owned, managed or operated, by CCR or any of its Subsidiaries.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming, harness racing or casino activities conducted by CCR or any of its Subsidiaries or any of their respective ownership and/or operation of Subsidiaries within such Gaming Board’s jurisdiction.

“Gaming License” means any license, permit, franchise, finding of suitability, registration or other authorization issued by or from any Gaming Board under Gaming Laws that is required to own, lease, operate or otherwise conduct the gaming business or harness racing business of CCR or any of its Subsidiaries or to own an interest in CCR or any of its Subsidiaries that conducts a gaming business or harness racing business.

“General Contractor” means (i) Borrower with respect to the Projects or (ii) any other Person who contracts for the construction of the entire Projects, rather than for a portion of the work relating thereto and otherwise has the obligation to retain and pay subcontractors and coordinates the work to be performed.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any real property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer or control) of any real property, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other financial obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other financial obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or financial performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of CCR listed on Schedule 1.01 and each other Subsidiary of CCR that shall be required to execute and deliver a Guaranty or guaranty supplement pursuant to Section 6.13.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Indemnity” means that certain Hazardous Materials Indemnity executed and delivered pursuant to Section 4.01(a)(ix), as amended, supplemented, restated or otherwise modified from time to time.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Holdback Agreement” means the Holdback Agreement dated November 14, 2006, by and between Magna Entertainment Corporation and PA Meadows, LLC as in effect on the date hereof or as modified (such modification subject to the consent of the Administrative Agent not to be unreasonably withheld).

“Holdback Amount” has the meaning specified in the Holdback Agreement.

“In Balance” will be deemed to exist when the sum of (A) (i) the available Revolving Commitments (as defined under the First Lien Credit Agreement), (ii) cash on hand in excess of the greater of (x) $25,000,000, or (y) cash required to be maintained by CCR and its Restricted Subsidiaries under Gaming Laws, (iii) unused availability under committed credit facilities, (iv) the aggregate amount of funds in the Reserves, (v) Indebtedness in respect of any FF&E Financing (to the extent committed or available) and (vi) Projected Free Cash Flow of CCR and its Restricted Subsidiaries exceeds by $15,000,000 the aggregate of, without duplication, (B) the sum of (i) the costs required to achieve Completion, (ii) all retainage amounts and (iii) the amount of all reserves and contingencies reasonably determined by the Construction Consultant to be necessary, as such costs and amounts may be reasonably estimated by the Administrative Agent after consultation with the Construction Consultant from time to time.

“Increase Effective Date” has the meaning specified in Section 2.14.

“Increase Option Amount” has the meaning specified in Section 2.14(a).

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of CCR shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of CCR and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Equity or Preferred Equity in the form of additional shares of the same class of Disqualified Equity or Preferred Equity (to the extent provided for when the Indebtedness or Disqualified Equity or Preferred Equity on which such interest or dividend is paid was originally issued) shall be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Consolidated Interest Charges and Indebtedness of CCR or its Restricted Subsidiary as accrued, to the extent required by GAAP.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person (x) shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited partnership or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (y) shall exclude the Holdback Amount.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercreditor Agreement” means the Intercreditor Agreement to be dated the Effective Date in the form attached hereto as Exhibit F.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Committed Loan Notice (or such other period that is requested by the Borrowers and determined by the Administrative Agent to be available); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the applicable Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, CCR’s internal controls over financial reporting.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of such other Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, such other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.  If Borrower or any Restricted Subsidiary of Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Borrower, then Borrower or that Restricted Subsidiary shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of.  The acquisition by Borrower or any Restricted Subsidiary of Borrower of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease Termination Payment” has the meaning specified in Section 2.07(b)(F).

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to any casino, gambling, gaming or liquor license issued by any Gaming Board or applicable Governmental Authority covering any casino or gaming facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Security Agreement, the Pledge Agreement, the Mortgages, each Swap Contract, each Secured Cash Management Agreement, the Hazardous Materials Indemnity, the Subordination Agreement, the Security Interest Subordination Agreement, the Guaranty, the Cash Collateral and Disbursement Agreement, each other Collateral Document and the Intercreditor Agreement;

provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX, “Loan Documents” shall not include Swap Contracts or Secured Cash Management Agreements.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Maintenance Capital Expenditures” means Capital Expenditures for the maintenance, repair, restoration or refurbishment of tangible property, but excluding any Capital Expenditures which adds to or significantly improves any such property.

“Management Compensation” means any and all fees, expenses and other monies due and payable, from time to time, by a Borrower or any of its Restricted Subsidiaries to Millennium in the following amounts:  (a) with respect to Cannery, $1,000,000 per year, (b) with respect to the Rampart Casino, $2,000,000 per year (c) with respect to the Nevada Palace/Cannery East, the greater of $750,000 and 4% of such property’s EBITDA per fiscal year and (d) with respect to the Temporary Meadows Casino, the Permanent Meadows Casino or any other new venture following its opening, an amount, in the aggregate, not to exceed 4% of such property’s EBITDA per fiscal year.

“Mandatory Payments” has the meaning specified in Section 2.07(b).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of CCR and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $4.0 million or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means May 18, 2014; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Meadows Amounts” means the portion of Consolidated EBITDA attributed to the Temporary Meadows Casino for the applicable Measurement Period.

“Meadows Construction Disbursement Account” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Meadows Property” means the Meadows Racetrack located on Racetrack Road in North Strabane Township, Washington County, Pennsylvania, which comprises approximately 153.03 acres.

“Measurement Period” means at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Millennium” means Millennium Gaming, Inc., a Nevada corporation, or an affiliate thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policies” has the meaning specified in Section 4.01(a)(iv)(B).

“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 4.01(a)(iv) and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 6.13.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, to the extent remaining after any mandatory prepayments pursuant to Section 2.07(b) of the First Lien Credit Agreement:

(a)           with respect to the sale of any asset by CCR or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by CCR or any such Subsidiary in connection with such sale and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith; and

(b)           with respect to the sale of any Equity Interest or Indebtedness by CCR or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale over (ii) the underwriting discounts and commissions, fees and other out-of-pocket expenses, incurred by CCR or any such Subsidiary in connection with such sale.

“Nevada Palace” means the Nevada Palace casino which is located on Boulder Highway in Las Vegas, Nevada.

“Nevada Palace Lease” means that certain lease agreement entered into between NP Land, LLC, as landlord, and Nevada Palace, LLC, as tenant, pursuant to which NP Land leases all of the Real Property owned by NP Land, LLC to Nevada Palace, LLC.

“Nevada Palace, LLC” means Nevada Palace, LLC, a Nevada limited liability company.

“Note” means a promissory note made by the Borrowers in favor of a Lender or its assigns evidencing Loans made by such Lender, substantially in the form of Exhibit H.

“NP” means Nevada Palace, Inc., a Nevada corporation.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or of any Loan Party arising under any Swap Contract with any Lender or Affiliate thereof, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OCM” means OCM AcquisitionCo., LLC, a limited liability company organized under the laws of Nevada.

“Officers’ Certificate” means a certificate signed on behalf of CCR by the principal executive officer, principal financial officer, treasurer or principal accounting officer, or manager or member of the management committee of CCR, that meets the requirements of this Agreement.

“Operating” means, with respect to each Project, that:

(1)           the applicable Gaming Licenses shall have been granted and not been revoked or suspended; and

(2)           the applicable Project is open to the general public and operating in accordance with applicable law in all material respects.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permanent Meadows Casino” means the permanent casino constructed in accordance with the Plans and Specifications on the Meadows Property and containing approximately 3,000 slot machines (or such other number of slot machines from time to time as are reasonably acceptable to the Administrative Agent), and such numbers of tables and hotel rooms as may be reasonably acceptable to Administrative Agent.

“Permitted Business” means any business conducted by CCR and its Restricted Subsidiaries on the Effective Date and other businesses reasonably related or ancillary thereto, and any business activities not prohibited by Section 7.07(a) of the First Lien Credit Agreement.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Holders” means Mr. William Paulos, Mr. William Wortman, OCM, any Affiliate or principal of the foregoing, or any entity holding all of the equity interests of CCR, which entity is solely owned by other Permitted Holders.

“Permitted Indebtedness” means each of the following:

(1)           the Incurrence by the Borrowers of Indebtedness under the First Lien Credit Agreement and related First Lien Loan Documents (including, without limitation, the Incurrence by the Borrowers or Restricted Subsidiaries of Guarantees thereof) in an aggregate amount at any one time outstanding not to exceed (a) $745,000,000 less the aggregate amount of any mandatory prepayments of the obligations under the First Lien Credit Agreement pursuant to Section 2.07(b)(A) thereof (or, in the event that the successor First Lien Credit Agreement is refinanced, required under the successor First Lien Credit Agreement), plus (b) Indebtedness consisting of Obligations (as defined in the First Lien Credit Agreement) under any Swap Contract permitted by the Intercreditor Agreement;

(2)           the Incurrence of Existing Indebtedness;

(3)           the Incurrence by the Borrowers of Indebtedness represented by this Agreement (including, without limitation, the Incurrence by Restricted Subsidiaries of Guarantees thereof) and the Loan Documents entered into in connection herewith;

(4)           the Incurrence by the Borrowers or any of its Restricted Subsidiaries of Indebtedness represented by FF&E Financings, capital lease obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or improvement of property, plant or FF&E or other works of improvement used in the business of CCR or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $45,000,000 at any time outstanding;

(5)           the Incurrence by CCR or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be Incurred under Section 7.03(a) or clauses (2), (3), (5) or (13) of this definition of “Permitted Indebtedness”;

(6)           the Incurrence by CCR or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by CCR or any of its Restricted Subsidiaries; provided, however, that:

(a)           such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Loans, provided, however, that intercompany Indebtedness Incurred by CCR in connection with cash management transactions done in the ordinary course of business need not be so subordinated;

(b)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCR or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCR or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by CCR or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)           the Incurrence by CCR or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, workers’ compensation claims, defined benefit plans, self-insurance obligations, bankers’ acceptances, and performance and surety bonds, all in the ordinary course of business;

(8)           the Guarantee by CCR or a Restricted Subsidiary of Indebtedness of CCR or a Restricted Subsidiary of CCR that was permitted to be Incurred by Section 7.03(a) or by another provision of this definition of “Permitted Indebtedness”;

(9)           the Incurrence by CCR or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate,

commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(10)         the Incurrence by CCR or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of CCR or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by CCR or any Restricted Subsidiary thereof in connection with such disposition;

(11)         the Incurrence by CCR or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(12)         the Incurrence by CCR or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence; and

(13)         so long as the Projects have reached Completion and are Operating, the Incurrence by CCR or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (13), not to exceed $10,000,000.

“Permitted Investments” means:

(1)           any Investment in CCR or in a Restricted Subsidiary of CCR;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by CCR or any Restricted Subsidiary of CCR in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Borrower; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCR or a Restricted Subsidiary of CCR;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.01;

(5)           any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of the Borrower;

(6)           any extension of credit in the ordinary course and any Investments received in compromise or resolution of obligations of (a) trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other similar disputes;

(7)           loans and advances to officers, directors and employees in an aggregate amount not to exceed $2,000,000 outstanding at any time;

(8)           Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

(9)           stock, obligations or securities received in satisfaction of judgments;

(10)         advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of CCR or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(11)         commission, payroll, travel and similar advances to officers and employees of CCR or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(12)         other Investments in an Unrestricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Effective Date, not to exceed $40,000,000;

(13)         Investments by CCR in an Unrestricted Subsidiary to the extent that CCR has substantially concurrently received an equivalent amount of proceeds from the sale of Equity Interests to Permitted Holders; provided that such Investments be made exclusively to acquire, develop, manage or operate casinos, hotels and other gaming assets and activities related thereto;

(14)         Investments by CCR to a Permitted Holder to the extent that CCR has substantially concurrently received an equivalent amount of proceeds from the sale of Equity Interests to Permitted Holders; and

(15)         Guarantees that constitute Permitted Indebtedness.

“Permitted Liens” means:

(1)           Liens securing the Loans and the Guarantees;

(2)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by clause (2) of the definition of “Permitted Indebtedness”;

(3)           Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty not yet due or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance, and to the extent required by, with GAAP;

(4)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (i) arising in the ordinary course of business which are not overdue for a period of more than 60 days, or (ii) which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person, in accordance with, and to the extent required by, GAAP or (iii) which have been bonded or which the Title Company has agreed to insure over, in either case in a manner satisfactory to the Administrative Agent;

(5)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(6)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(7)           inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside and which are being contested in good faith by appropriate actions and have not proceeded to judgment or which the Title Company has agreed to insure over, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

(8)           easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, in the aggregate and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(9)           present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

(10)         Liens securing writs of attachments or similar instruments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(11)         Permitted Encumbrances;

(12)         Liens to secure Indebtedness permitted under clause (4) of the definition of Permitted Indebtedness; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(13)         subject to the terms of the Intercreditor Agreement, Liens securing Indebtedness under the First Lien Credit Agreement in an aggregate principal amount not to exceed $745 million;

(14)         Liens on accounts or amounts held in accounts for the Commonwealth of Pennsylvania as specified in Section 1316 or Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act (Act 71 of 2004) (4 Pa. C.S.A. § 1401, et seq.);

(15)         Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(16)         Liens in the form of restrictions on transfers of Equity Interst of CCR and its Subsidiaries under Gaming Laws and required regulatory redemptions of such Equity Interest under Gaming Laws;

(17)         Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by this Agreement and (b) such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(18)         Liens securing Indebtedness Incurred pursuant to Section 7.03(a) in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to Section 7.03(a), not to exceed $150,000,000; and

(19)         So long as the projects have reached Completion and are Operating, Liens securing obligations that do not exceed $10,000,000 at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCR or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of CCR or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)           the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any premium necessary to accomplish such refinancing and all fees, costs and expenses incurred in connection therewith);

(2)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Loans and is subordinated in right of payment to the Loans on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Loans, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Loans.

“Permitted Restricted Payments” means any of the following Restricted Payments:

(1)           the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration no Default or Event of Default has occurred and remains continuing and such payment would have complied with the provisions of this Agreement at said date;

(2)           the payment of any dividend by a Restricted Subsidiary of CCR to the holders of its Equity Interests on a pro rata basis;

(3)           if no Default or Event of Default has occurred and remains continuing or would result therefrom, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of CCR (other than Disqualified Equity) or from the substantially concurrent cash contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from Section 7.02(c)(ii);

(4)           the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCR or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of CCR or a substantially concurrent sale (other than to a Subsidiary of CCR) of, Equity Interests (other than Disqualified Equity) of the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from Section 7.02(c)(ii));

(5)           the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Loans with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(6)           Investments acquired as a capital contribution to CCR, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of CCR) of, Equity Interests (other than Disqualified Equity) of the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from Section 7.02(c)(ii);

(7)           the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof;

(8)           if no Default or Event of Default has occurred and remains continuing or would result therefrom, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CCR or any Restricted Subsidiary held by any current or former director, officer, employee or consultant of CCR (or any of its Restricted Subsidiaries) (a) upon the death, disability or termination of employment of such director, officer, employee or consultant or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements entered into in the ordinary course of business, or (b) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year shall not exceed $1,000,000;

(9)           for so long as CCR is treated as a partnership or other substantially similarly treated pass-through entity for United States federal income tax purposes, CCR shall be permitted to make Restricted Payments to the Tax Recipients, in an amount not to exceed the Tax Amount for the related period; provided, however, that (i) prior to any distributions of Tax Amounts, CCR shall deliver an Officers’ Certificate to the Administrative Agent to the effect that CCR is a partnership or other substantially similarly treated pass-through entity, for United States federal income tax purposes and (ii) at the time of such distributions, the most recent audited financial statements of CCR required to have been furnished pursuant to Section 6.01(a) reflect that CCR is treated as a partnership or other substantially similarly treated pass-through entity for United States federal income tax purposes for the period covered by such financial statements; and provided further that no such Restricted Payment shall be made if the Administrative Agent shall have given CCR notice of the existence and continuance of an Event of Default under Section 7.11(a) of the First Lien Credit Agreement;

(10)         Nevada Palace, LLC may make lease payments to NP Land, LLC in an amount not to exceed $2,600,000 (increased annually by the percentage increase in the

CPI from and after December 31, 2006) in any calendar year in accordance with the Nevada Palace Lease;

(11)         so long as no Default or Event of Default has occurred and remains continuing or would result therefrom, payment of (i) Management Compensation and (ii) other amounts due to the management or members of the management committee or equivalent governing body of CCR, in each case, to the extent permitted by Section 7.09;

(12)         the redemption, repurchase, retirement or other acquisition of any Equity Interest or Indebtedness of Borrower to the extent required by a Gaming Board or, if determined in the good faith judgment of the management of a Borrower, to prevent the loss or to secure the grant or establishment of any Gaming License or other right to conduct lawful gaming operations;

(13)         CCR shall be permitted to make Restricted Payments in amounts not to exceed the aggregate amount of cash actually distributed by any Unrestricted Subsidiaries to CCR or its Restricted Subsidiary;

(14)         if no Default or Event of Default has occurred and remains continuing or would result therefrom and so long as the Projects have reached Completion and are Operating, other Restricted Payments in an aggregate amount not to exceed $10,000,000; and

(15)         so long as (x) no Default or Event of Default shall have occurred and be continuing at the time thereof or that would result therefrom and (y) the Consolidated Total Leverage Ratio is less than (A) if prior to the Completion of the Projects, 5.5x and (B) if on or after the Completion of the Projects, 5.0x, in each case on a pro forma basis after giving effect to the application of the proceeds as set forth below, CCR may declare and make dividend payments to any direct owner of CCR’s Equity Interest in an aggregate amount not to exceed 25% of the Net Cash Proceeds received by CCR from the concurrent sale of its Equity Interest to non-affiliated third-parties; provided that 25% of such Net Cash Proceeds shall have been first used to mandatorily prepay the Loans; provided, further, however that solely after the Completion of the Projects and so long as clause (x) and (y)(B) above are satisfied, CCR may declare and make dividend payments to any direct owner of CCR’s Equity Interest in an aggregate amount in excess of 25%, but not more than 50%, of the Net Cash Proceeds received by CCR from the concurrent sale of its Equity Interest to non-affiliated third-parties; provided an equivalent percentage of such Net Cash Proceeds shall have been first used to mandatorily prepay the Loans.

Notwithstanding the foregoing clause (g), so long as (x) no Default or Event of Default shall have occurred and be continuing at the time thereof or that would result therefrom and (y) 0% of any Net Cash Proceeds are required to prepay Loans in accordance with Section 2.07(b)(B), CCR may declare and make dividend payments to any direct owner of CCR’s Equity Interest in an aggregate amount not to exceed 50% of the Net Cash Proceeds received by CCR from the concurrent sale of its Equity Interest to non-affiliated third-parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plans and Specifications” means, with respect to each Project, all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of such Project that are prepared by CCR’s architect and approved by the Construction Consultant and, in each case, all amendments and modifications thereof approved by the Administrative Agent.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the pledge agreement substantially in the form of Exhibit K and executed and delivered pursuant to Section 6.27, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Pledged Debt” means “Intercompany Debt” as defined in the Security Agreement.

“Pledged Equity” means “Pledged Securities” as defined in the Security Agreement.

“Preferred Equity” means, with respect to any Person, any Equity Interests of such Person that have preferential rights to any other Equity Interests of such Person with respect to dividends or redemptions upon liquidation.

“Projected Free Cash Flow” means as of the last day of any fiscal quarter, the product of (a) Consolidated EBITDA for the fiscal quarter ending on such date minus Maintenance Capital Expenditures, permitted tax distributions, any Management Fee, Consolidated Interest Charges, any increase (or plus any decrease) in CCR’s consolidated working capital and principal payments during such period times (b) the number of fiscal quarters from such date through and including the date of Completion.

“Projects” means, collectively, the construction of (a) Cannery East, (b) the Temporary Meadows Casino and (c) the Permanent Meadows Casino, in each case, in accordance with the applicable Plans and Specifications, Timetable and Budget approved by the Construction Consultant for such Projects, each, individually, a “Project”.

“Pro Rata Share” means, on the Effective Date, and with respect to each Lender, the percentage of the Commitment held by that Lender as of that date and after the Effective Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of Loans of such Lender and the denominator of which is the Outstanding Amount of all Loans.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning specified in Section 6.02.

“Racing Services Agreement” means the Racing Services Agreement dated as of July 26, 2006, by and among Racing Services Operator and the Guarantors.

“Racing Services Operator” means MEC Pennsylvania Racing Services, Inc. in such capacity pursuant to the Racing Services Agreement.

“Rampart” means Rampart Resort Management, LLC, a Nevada limited liability company.

“Rampart Casino” means the Rampart Casino which is leased by Rampart and located in Summerlin, Nevada.

“Rampart Lease” means that certain sublease agreement dated as of April 1, 2002 by and between Hotspur Casinos Nevada, Inc., as lessor, and Rampart, as lessee, in respect of the Rampart Casino, as the same may be amended pursuant to Section 7.08 hereof.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of CCR as prescribed by the Securities Laws.

“Reinvestment Period” means, in respect of each Asset Sale or the receipt by Borrower and its Restricted Subsidiaries of the Net Proceeds of any casualty insurance, condemnation, eminent domain or similar takings, a period of 360 days following the consummation of such Asset Sale or the date upon which it receives such Net Proceeds.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Assets” means (1) non-current assets that shall be used or useful in a Permitted Business, (2) hard and soft costs related to works of improvement in respect of a Permitted Business, (3) substantially all the assets of a Permitted Business or a majority of the Equity Interests of any Person engaged in a Permitted Business that shall become on the date of acquisition thereof a Restricted Subsidiary, (4) capital expenditures permitted by Section 7.12 of the First Lien Credit Agreement or (5) Investments permitted by Section 7.02(a)(i) of the First Lien Credit Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means a submission of a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of all Loans outstanding.

“Reserves” means, collectively, the Cannery East Construction Disbursement Account, the Meadows Construction Disbursement Account and the Construction Reserve Account, each, individually, a “Reserve”.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, managing member, management committee member or manager of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means any transaction pursuant to which CCR or any of its Restricted Subsidiaries, directly or indirectly:

(a)           declares or pays (without duplication) any dividend or makes any other payment or distribution on account of CCR’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCR or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCR’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Equity) of CCR or (y) to CCR or a Restricted Subsidiary of CCR);

(b)           purchases, redeems or otherwise acquires or retires for value (including, without limitation, in connection with any merger or consolidation involving CCR or any of its Restricted Subsidiaries) any Equity Interests of CCR, any Restricted Subsidiary thereof, or any direct or indirect parent of CCR;

(c)           makes any payment on or with respect to, or purchases, redeems, defeases or otherwise acquires or retires for value any Indebtedness that is subordinated to the Loans, except (x) a scheduled payment of interest or a payment of principal at the Stated Maturity thereof or (y) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(d)           makes any Restricted Investment.

“Restricted Subsidiary” means each Subsidiary of CCR that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrowers and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between the Borrowers and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Control Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the second lien security agreement in substantially the form of Exhibit I executed and delivered pursuant to Section 4.01(a)(iii), as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

 “Significant Subsidiary” means (i) each Restricted Subsidiary (including such Restricted Subsidiary’s interest in its direct and indirect Restricted Subsidiaries) of CCR that

(a)           is designated with an asterisk in Schedule 5.13;

(b)           accounted for at least 5% of consolidated revenues of CCR and its Restricted Subsidiaries or 5% of Consolidated EBITDA of CCR and its Restricted Subsidiaries in each case for the four fiscal quarters of CCR ending on the last day of the last fiscal quarter of CCR immediately preceding the date as of which any such determination is made; or

(c)           has assets which represent at least 5% of the consolidated assets of CCR and its Restricted Subsidiaries as of the last day of the last fiscal quarter of CCR immediately preceding the date as of which any such determination is made, all of which, with respect to clauses (b) and (c), shall be as reflected on the financial statements of CCR for the period, or as of the date, in question, adjusted for the pro forma effect of any Restricted Subsidiary acquired (or disposed of) by CCR during such period or concurrently with the date as of which such determination is made and (ii) any group of Restricted Subsidiaries (which are not Guarantors) that, taken together, would constitute a Significant Subsidiary.  No Unrestricted Subsidiary shall ever be a Significant Subsidiary.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(h).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means all unsecured Indebtedness of CCR for money borrowed, the terms of which shall require no principal payments thereon prior to the six month anniversary of the Maturity Date and shall otherwise be reasonably satisfactory to the Required Lenders and which shall be subordinated, upon terms reasonably satisfactory to the Required Lenders, in right of payment to the payment in full in cash of all Obligations.

“Subordination Agreement” means that certain subordination agreement executed and delivered pursuant to Section 4.01(a)(xx), as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of CCR.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Amount” means, with respect to any period, an amount equal to (i) the lowest aggregate amount of distributions to the Tax Recipients (based on pro rata distributions to such Tax Recipients) such that each Tax Recipient receives an amount sufficient to equal (x) the amount of taxable income allocated to such Tax Recipient in respect of such period (taking into account any Code § 704(c) items and annualizing the estimated taxable income (excluding extraordinary items, which shall be taken into account separately) for distributions with respect to periods of less than a fiscal year), multiplied by (y) the highest maximum combined marginal federal, state and local income tax rates to which any Tax Recipient may be subject (taking into account the deductibility of state income tax for federal income tax purposes), plus (ii) an additional amount

(distributed to Tax Recipients pursuant to the operating agreement of CCR) such that, after giving effect to distributions of such additional amount, each Tax Recipient will satisfy the safe harbor for estimated tax payments based on prior year tax liability under Code §§ 6654 or 6655 (and analogous state or local provisions) assuming that each Tax Recipient, only income were from CCR.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Recipient” means each direct or indirect equityholder of CCR that is required to report and pay federal income taxes with respect to taxable income of CCR or any of its Subsidiaries that is directly or indirectly allocated to such Person, and each of his or her or its successors and assigns.

“Temporary Meadows Casino” means the temporary casino constructed in accordance with the Plans and Specifications on the Meadows Property and containing approximately 1,800 slot machines.

“Timetable” means the schedule for construction and Completion of each of the Projects which has been prepared by CCR and approved by the Construction Consultant.

“Title Company” means Commonwealth Land Title Insurance Company or such other title insurance company as may be reasonably acceptable to the Administrative Agent.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means all of the following:  (i) the refinancing of Indebtedness under the Existing Credit Agreements, (ii) the funding of $240 million (from the Delayed Draw Amount) into the Cannery East Construction Disbursement Account, (iii) the funding of $45 million (from the Delayed Draw Amount) into the Meadows Construction Disbursement Account, (iv) the funding of $15 million into the Construction Reserve Account, and (v) the payment of the costs and expenses related to the Transaction, CCR or any of its Restricted Subsidiaries.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of CCR designated as an Unrestricted Subsidiary in accordance with Section 6.26.

“Unsecured Indebtedness” means Indebtedness that is not secured by any Lien.

“Venture” means any casino, hotel, casino/hotel, resort, resort/hotel, riverboat, riverboat/dockside casino, horse racing track, entertainment center or similar facility (or any site or proposed site for any of the foregoing), and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, any such business, including off-track betting facilities and golf courses.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)           the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(b)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan

Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement not specifically or completely defined herein shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either CCR or the Required Lenders shall so request, the Administrative Agent, the Lenders and CCR shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) CCR shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.03        Rounding.  Any financial ratios required to be maintained by CCR pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.04        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.05        [Reserved]

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans.

(a)           Subject to the terms and conditions set forth herein, each Lender severally agrees to lend to the Borrowers its Pro Rata Share of the Commitment (each individually, a “Loan” and, collectively, the “Loans”).  Subject to Section 2.14, the Loans shall be made by the Lenders on the Effective Date and shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares and in accordance with the limitations described in this clause (a), it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan hereunder nor shall the Commitment of any Lender be increased or decreased as a result of any such failure.  Loans made on the Effective Date shall not exceed for any Lender the Commitment of such Lender.  Amounts prepaid or repaid in respect of Loans may not be reborrowed.

(b)           [Reserved]

2.02        Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Loan, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Committed Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Loans are to be converted, (v) the Borrower that will receive the proceeds of the Borrowing and (vi) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then new borrowings of applicable Loans shall be made as Base Rate Loans and previously outstanding Loans will continue as the same Type with an Interest Period of one month.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender that holds a Commitment for the type of Loan requested of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each applicable Lender of the details of any automatic continuation of Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender that holds a Commitment for the type of Loan requested shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by crediting an account of the Borrowers on the books of the Administrative Agent with the amount of such funds.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lenders holding more than 50% of the outstanding Loans.

(d)           The Administrative Agent shall promptly notify the Borrowers and the Lenders funding such Loans of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders holding such Loans of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Loans, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to the Loans.

2.03        [Reserved]

2.04        [Reserved]

2.05        Prepayments.

(a)           The Borrowers may, upon notice to the Administrative Agent, at any time voluntarily prepay Loans in whole or in part in accordance with Section 2.05(b); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.

If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans in accordance with each Lender’s respective Pro Rata Share.  Once prepaid, Loans may not be reborrowed.

(b)           If CCR elects to make a repayment in accordance with Section 2.05(a), such repayment shall include accrued interest to the prepayment date and a prepayment fee, which shall be equal to (i) 102% of the principal amount of the Loans being prepaid, if such prepayment is made after the Effective Date and on or prior to the 1st anniversary of the Effective Date, (ii) 101% of the principal amount of the Loans being repaid, if such repayment is made after the 1st anniversary of the Effective Date and on or prior to the 2nd anniversary of the Effective Date, and (iii) 100% of the principal amount of the Loans thereafter.

(c)           All prepayments of Loans shall be applied ratably to the remaining installments of Loans, in accordance with Section 2.07(a).

2.06        [Reserved]

2.07        Repayment of Loans.

(a)           [Reserved]

(b)           Effective only upon and after the date of the Discharge of First Lien Obligations, CCR shall make mandatory payments (“Mandatory Payments”) from the following sources:

(A)          If the Borrowers or any Restricted Subsidiary consummates any Asset Sales, the Borrowers shall make a mandatory prepayment of the Loans in the amount of such Net Cash Proceeds by the Borrowers or such Restricted Subsidiary, except to the extent that such Net Proceeds are applied to purchase Replacement Assets during the Reinvestment Period.  To the extent that such Net Proceeds are not applied to the purchase of Replacement Assets during the Reinvestment Period then, at the end of the Reinvestment Period, Borrower shall prepay the Loans in the amount of such unapplied Net Proceeds.
(B)           Upon the sale by any Borrower or any Restricted Subsidiary of any of its Equity Interests (exclusive of any Equity Interests sold to Permitted Holders), the Borrowers shall make a mandatory prepayment of the Loans by the amount equal to 25% of the Net Cash Proceeds of such sale; provided that such amount shall equal 0% of such Net Cash Proceeds so long as the Consolidated Total Leverage Ratio is less than 4.5x (determined by reference to the most recent Compliance Certificate delivered in accordance with Section 6.02(b).
(C)           For each fiscal year, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to the applicable percentage of Excess Cash Flow for the fiscal year covered by such financial statements as more particularly set forth below.  Such percentage shall be determined by reference to the Consolidated Total Leverage Ratio reflected in such Compliance Certificate, as follows:
Consolidated Total Leverage Ratio	Percentage of Excess Cash Flow
Greater than or equal to 5.0x	50%
Less than 5.0x but greater than or equal to 4.5x	25%
Less than 4.5x	0%

(D)          Within five Business Days after receipt thereof, the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to the Net Cash Proceeds received from issuance of any Indebtedness (other than Indebtedness permitted under Section 7.03).
(E)           Within five Business Days after receipt thereof, but subject to all terms of the Deeds of Trust, the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to all net cash proceeds received by the Borrowers or any Restricted Subsidiary from any condemnation awards or casualty losses net of out-of-pocket expenses incurred in connection with such condemnation proceedings or the adjustment of such casualty losses.
(F)           Within five Business Days after receipt thereof, the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to 100% of the amount received pursuant to Section 2.9 of the Rampart Lease (the “Lease Termination Payment”); provided, however, that if such Lease Termination Payment occurs prior to the Completion of the Projects, such Lease Termination Payment shall instead be promptly deposited into the Construction Reserve Account.
(G)           Within five Business Days after receipt thereof, the Borrowers shall make a mandatory prepayment of the Loans by an amount equal to 100% of the aggregate amount of the funds remaining in the Reserves, upon the Completion of the Projects.

(c)           Amounts paid or prepaid pursuant to subsection (b) shall be applied as follows:

(A)          So long as no Event of Default has occurred and is continuing, the Lenders shall apply such amounts to the pro rata payment of the outstanding principal amount of the Loans.
(B)           After an Event of Default has occurred and so long as such Event of Default is continuing, all amounts received by the Lenders shall be applied first, to the costs and expenses of protecting and preserving the security interests of the Lenders under the Loan Documents, second, to the costs and expenses of protecting and preserving the Collateral, third, to all other outstanding financial Obligations due under this Agreement and the other Loan Documents (other than principal and interest on the Loans), fourth, to the Lenders for accrued and unpaid interest on the Loans and for all interest payments due to them or their Affiliates under any Swap Contracts, pro rata, fifth, to the pro rata payment of the aggregate outstanding principal balance of the Loans and of the Swap Termination Value due to any Lenders or their Affiliates under any Swap Contracts and, after all outstanding amounts evidenced and secured by the Loan Documents have been paid in full and the Loan Parties have performed their obligations under the Loan Documents and the Commitments have terminated, the balance, if any, shall be delivered to the Borrowers.

(C)           All prepayments of Loans shall be applied to the ratable payment of the remaining installments of Loans pursuant to this Section 2.07.

(d)           [Reserved]

(e)           [Reserved]

2.08        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           (i)  If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)           The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           [Reserved]

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to such Borrowing.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing and any amount previously repaid by the Borrowers shall be redisbursed to the Borrowers.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)      if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14        Increase in Commitments.

(a)           Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), and subject to the terms of this Section 2.14, the Borrowers may from time to time increase the Loans by an aggregate amount (for all such requests) not exceeding $150,000,000, less the aggregate amount of (x) any increase in the First Lien Loans pursuant to Section 2.14 of the First Lien Credit Agreement and (y) any Indebtedness incurred under Section 7.03(g) of the First Lien Credit Agreement (the “Increase Option Amount”); provided that (i) any such increase shall be in a minimum amount of $50,000,000 (or the difference between the initial request and the Increase Option Amount, if the initial request was for an amount greater than $50,000,000), and (ii) the Borrowers may make a maximum of two such increases.

(b)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify CCR and each Lender of the Lenders’ responses to each notice by the Borrowers to increase the aggregate Loans hereunder; provided that any existing Lender approached to provide all or a portion of the Increase Option Amount may elect to decline, in its sole discretion, to provide such Increase Option Amount. Any Lender not responding, in the time allotted per the notice by the Borrowers, shall be deemed to have declined to increase its Revolving Commitment and/or Term Loans, as the case may be.  Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), CCR may invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c)           Effective Date and Allocations.  If the Loans are increased in accordance with this Section 2.14, the Administrative Agent and CCR shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify CCR and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase (on a pro forma basis), (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default exists, (C) immediately after giving effect to such Increase Option Amount on a pro forma basis, the Borrowers shall be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 7.03(a) and (D) the applicable margins for the Increase Option Amount shall be determined by CCR and the Lenders of the Increase Option Amount.  The Borrowers shall also pay any costs and expenses (including, without limitation, reasonable attorney costs, title insurance premiums and filing fees) incurred in connection with the increase of any Commitment pursuant to this Section 2.14.

(e)           Equal and Ratable Benefit.  The Loans established pursuant to this section shall constitute Loans under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such increase Loans.

(f)            Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15        Joint and Several Liability.

(a)           Each Borrower agrees that it is jointly and severally liable to the Administrative Agent and the Lenders for the payment of all Obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers.  Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise.  The Administrative Agent and the Lenders may bring an action against any Borrower, whether an action is brought against the other Borrowers.

(b)           Each Borrower agrees that any release which may be given by the Administrative Agent or the Lenders to the other Borrowers or any Guarantor will not release such Borrower from its Obligations under this Agreement.

(c)           Each Borrower waives, to the extent it may effectively do so under applicable Law, any right to assert against the Administrative Agent or the Lenders any defense, setoff or counterclaim it may have against the other Borrowers arising hereunder, or claims which such Borrower may have against the other Borrowers arising hereunder.

(d)           Each Borrower waives, to the extent it may effectively do so under applicable Law, any defense it may have against the Administrative Agent or the Lenders by reason of any other Borrower’s defense, disability, or release from liability, except payment in full of the outstanding Obligations.  The Administrative Agent and the Lenders can exercise their rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)           Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrowers and of all circumstances which bear upon the risk of nonpayment.  Each Borrower waives, to the extent it may effectively do so under applicable Law, any right it may have to require the Administrative Agent and the Lenders to disclose to such Borrower any information which the Administrative Agent and the Lenders may now or hereafter acquire concerning the financial condition of the other Borrowers.

(f)            Each Borrower waives, to the extent it may effectively do so under applicable Law, all rights to notices of default or nonperformance by any other Borrower under this Agreement.  Each Borrower further waives, to the extent it may effectively do so under applicable Law, all rights to notices of the existence or the creation of new Indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)           The Borrowers represent and warrant to the Administrative Agent and the Lenders that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.  The Borrowers agree that the Administrative Agent and the Lenders will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)           Until all outstanding Obligations of the Borrowers to the Administrative Agent and the Lenders under this Agreement have been paid in full and the Commitments of the Lenders under this Agreement have been terminated, each Borrower, to the extent it may effectively do so under applicable Law, (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the Obligations incurred under this Agreement; and (b) waives any right to enforce any remedy which the Administrative Agent or the Lenders now have or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent or the Lenders.

(i)            Each Borrower waives any right to require the Administrative Agent and the Lenders to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, each Borrower consents to the taking of, or failure to take, any action by the Administrative Agent and the Lenders which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Loan Parties shall have no liability hereunder in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent or a Lender.  A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party  shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrowers are resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)      duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)     duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881 (c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Loan Parties  (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)     subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it hereunder, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made hereunder by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon the written request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered following the receipt of such request.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender upon the written request of such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered following the receipt of such request.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such

Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender ceases to make available Eurodollar Rate Loans pursuant to Section 3.02, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Effectiveness.  The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)           a Note executed by the Borrowers and dated as of the Effective Date in favor of each Lender requesting a Note;

(iii)          the Security Agreement and the Cash Collateral and Disbursement Agreement, duly executed by each applicable Loan Party, together with:

(A)          certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)           proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)           completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements and other evidence of liens filed in the jurisdictions referred to in clause (B) above and in each other jurisdiction requested by the

Administrative Agent that name any Loan Party as debtor, together with copies of such other financing statements,

(D)          evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E)           the Deposit Account Control Agreements and the Securities Account Control Agreements, in each case as referred to in the Security Agreement and duly executed by the appropriate parties; provided that to the extent such agreements are not executed as of the Effective Date, the Borrowers will use their reasonable best efforts to obtain such executed agreements in accordance with 6.28(c), and

(F)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv)          deeds of trust, trust deeds, deeds to secure debt, mortgages, or any other document, creating and evidencing a Lien on any Mortgaged Property (as defined in the Collateral Documents), in substantially the form of Exhibit J (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties listed on Schedule 4.01(a)(iv) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.13 or Section 6.16, in each case as amended, the “Mortgages”) duly executed by the appropriate Loan Party, together with:

(A)          evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent and Collateral Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B)           fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts not less than (1) with respect to the Meadows Property $1,065,575, (2) $51,639,344 with respect to Cannery and (3) $62,295,081 with respect to Nevada Palace, in each case of the market value of the Mortgaged Property and Fixtures, issued, coinsured and reinsured by the Title Company, insuring the

Mortgages to be valid first and subsisting Liens on the property as described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, all title exceptions similar to the title exceptions disclosed in the title policies issued to Administrative Agent in connection with the Existing Credit Agreements (the “Existing Policies”), all matters shown on the surveys delivered to the Administrative Agent in connection with the Existing Credit Agreements (the “Existing Surveys”), and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of Nevada Palace and Cannery) and endorsements on matters relating to first loss, usury, last dollar, contiguity, revolving credit, public road access, survey, variable rate revolving credit, doing business, subdivision, creditor rights, environmental lien, mortgage recording tax, separate tax lot, so-called comprehensive coverage over covenants and restrictions, and a “tie-in” or “cluster” endorsement, if available under applicable Law (i.e., policies which insure against losses regardless of location on allocated value of the insured property up to a stated maximum coverage amount) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C)           all Existing Surveys relating to the Mortgaged Property,

(D)          with respect to each property to be subject to a Mortgage, such affidavits, certificates, information (including financial data) and instruments of identification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the title insurance policy/ies and endorsements contemplated above,

(E)           evidence reasonably acceptable to the Administrative Agent of payment by CCR of all required title insurance policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of title insurance policies referred to above,

(F)           with respect to the material Real Property, copies of all Leases or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any property to be subject to a Mortgage with respect to which CCR or any Subsidiary holds the lessor’s interest, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Administrative Agent,

(G)           with respect to each property to be subject to a Mortgage, each Loan Party and each of their Subsidiaries shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such property,

(H)          evidence that the insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, and

(I)            with respect to each Real Property subject to a Mortgage, a completed Federal Emergency Management Agency Standard Flood Determination,

(J)            with respect to each Real Property subject to a Mortgage, appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent; and

(K)          evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(v)           [reserved];

(vi)          an environmental assessment report, in form and substance satisfactory to the Lenders from an environmental consulting firm acceptable to the Lenders, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with any facilities of CCR or any of its Subsidiaries, and the Lenders shall be satisfied with the nature and amount of any such matters and with CCR’s plans with respect thereto;

(vii)         such evidence as the Administrative Agent deems appropriate that (A) 100% of the capital stock and other equity or economic interests in Borrower are owned directly or indirectly by OCM and Millennium, and (B) all ownership interests in CCR’s Subsidiaries shall be 100% owned by CCR or one or more of the its Subsidiaries, in each case free and clear of any lien, charge or encumbrance;

(viii)        evidence of the following insurance coverages with respect to each of the Projects and the Rampart Casino:

(A)          Comprehensive general public liability insurance in an amount reasonably satisfactory to the Administrative Agent and CCR covering the Borrower;

(B)           Worker’s compensation insurance (or self insurance therefor) and employer’s liability insurance for the Borrower, all in such amounts as may be required by statute;

(C)           If commercially available, flood insurance if either the Rampart Casino or the Projects is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area; and

(D)          Rental or business interruption insurance in amounts sufficient to pay operating expenses, lost rental income and debt service for a period of up to six months;

all policies of insurance required to be maintained by CCR and the Guarantors shall be issued by companies reasonably satisfactory to the Administrative Agent and shall have coverages and endorsements (including, without limitation, waivers of subrogation and waivers of breach of warranty) and be written for such amount as the Administrative Agent may reasonably require.  All policies of insurance required to be maintained must name the Administrative Agent as mortgagee, where applicable, and additional insured or loss payee, must insure the interest of the Administrative Agent in the property as mortgagee and must provide that no cancellation or material modification of the policies will be made without thirty days’ prior written notice to Administrative Agent.  Certificates for all such policies must be delivered to the Administrative Agent and approved by the Administrative Agent;

(ix)           the Hazardous Materials Indemnity, dated as of the Effective Date, duly executed by each Borrower or Restricted Subsidiary of Borrower that owns or leases real property Collateral;

(x)            such assurances as the Administrative Agent deems appropriate that the relevant Gaming Boards have approved the transactions contemplated by the Loan Documents (other than the Pledge Agreement), to the extent that such approval is required by applicable Gaming Laws and that the Borrowers have (a) all applicable Gaming Licenses and any other licenses required for the operation of the Cannery, the Rampart Casino and the Nevada Palace and such licenses shall be in full force and effect, and (b) with respect to the Temporary Meadows Casino, such approvals for obtaining a conditional Category 1 license;

(xi)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(xii)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xiii)         a favorable opinion of Munger, Tolles & Olson LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit L-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xiv)        a favorable opinion of Fox Rothschild LLP, local counsel to the Loan Parties in Pennsylvania, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit L-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xv)         favorable opinions of Santoro, Driggs, Walch, Kearney, Johnson & Thompson and Brownstein, Hyatt, Farber and Schreck, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit L-3 and Exhibit L-4, respectively, and such other matters concerning the Loan Parties and Loan Documents as the Required Lenders may reasonably request;

(xvi)        a certificate signed by a Responsible Officer of the Borrower, dated as of the Effective Date, certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xvii)       a certificate as to the Solvency of CCR (calculated on a consolidated basis) before and after giving effect to the Transaction, from its chief financial officer;

(xviii)      the Intercreditor Agreement, duly executed by the parties thereto;

(xix)         receipt by the Borrowers of not less than $350 million cash proceeds from the advance under the First Lien Credit Agreement; commitment of an additional $285 million in term loans under the First Lien Credit Facility (the “Delayed Draw Amount”); commitment of $110 million in revolving loans under the First Lien Credit Facility; the amendment of the Existing FF&E Credit Agreement on terms and conditions reasonably acceptable to the Administrative Agent; and a minimum of $75 million in Revolving Loans available for borrowing under the First Lien Credit Facility;

(xx)          a Subordination Agreement, dated as of the Effective Date, duly executed by Millennium and any other manager of the Casino Businesses, in substantially the form of Exhibit M;

(xxi)         evidence that the Existing Credit Agreement and all other agreements of the Borrowers evidencing outstanding Indebtedness have been or concurrently with the Effective Date are being terminated and all Liens securing obligations under the Existing Credit Agreement and all other agreements of the Borrowers evidencing outstanding Indebtedness have been or concurrently with the Effective Date are being released; and

(xxii)        such other assurances, certificates, documents, consent or opinions as the Administrative Agent or any Lender reasonably may require.

(b)           The Administrative Agent and the Construction Consultant shall have received such Plans and Specifications for the development of the Projects (as they may request), which Plans and Specifications must be reasonably satisfactory to the Administrative Agent and the Construction Consultant as of the Effective Date.  In addition, such Plans and Specifications shall include (x) with respect to Cannery East, approximately 2,000 slot machines, 26 tables and 308 hotel rooms, (y) with respect to the Temporary Meadows Casino, approximately 1,800 slot machines and (z) with respect to the Permanent Meadows Casino, approximately 3,000 slots machines, and such other numbers of tables and hotel rooms as may be approved by the Administrative Agent.

(c)           The Administrative Agent and the Construction Consultant shall have received such Timetables as the Administrative Agent and the Construction Consultant may reasonably request, including schedules establishing timetables for completion of the Projects and all other work on the Projects showing, on a monthly basis or such other basis as may be reasonably requested by the Administrative Agent and the Construction Consultant, the anticipated progress of the work.  Timetables must be reasonably acceptable in form and substance to the Administrative Agent and the Construction Consultant.

(d)           The Administrative Agent and the Construction Consultant shall have received such Budgets, draw schedules and supporting data for each Project as may be reasonably requested by and in form and substance reasonably acceptable to the Administrative Agent and the Construction Consultant.  As so requested by the Administrative Agent and the Construction Consultant, such Budgets shall include, without limitation, a breakdown of hard and soft costs, a schedule of costs by trades, Projects costs which are to be paid from cash on hand, operating cash and Borrowings under this Agreement, and contingency reserves of (i) 4.5% with respect to Cannery East and (ii) 7.0% with respect to the Permanent Meadows Casino, in each case for hard cost, architectural engineering and other soft cost.  The Budgets shall show Projects of $250.0 million for Cannery East and $156.0 million for the Permanent Meadows Casino.

(e)           The Administrative Agent shall have received a report reasonably satisfactory to the Administrative Agent (as confirmed to CCR by the Construction Consultant), prepared by such environmental consultant selected by the Administrative Agent after due consultation with Borrower, which contains an analysis of the Projects sites, and all environmental reports and surveys prepared in connection therewith.  In addition, such report shall contain an analysis reasonably satisfactory to the Administrative Agent (as confirmed to CCR by the Construction Consultant), of such reports and surveys, and verifying that the information delivered by CCR to the Construction Consultant in respect thereof is accurate in all material respects.

(f)            [reserved];

(g)           [reserved];

(h)           [reserved]; and

(i)            The Administrative Agent and the Construction Consultant shall have received a true and correct copy of each of the architect’s contracts relating to the Projects and an architect’s certificate executed by the architects for the Projects and approved (such approval not to be unreasonably withheld or delayed) by the Construction Consultant (as confirmed to CCR by the Construction Consultant), advising the Lenders that:

(A)          the Plans and Specifications are complete in all material respects and conform in all material respects to all applicable Laws;

(B)           the listed (or otherwise identified) contracts and subcontracts previously delivered to the Administrative Agent and the Construction Consultant  are all of the Contracts and subcontracts relating to the Projects and contain all details necessary to provide for construction of the Projects substantially in accordance with the Plans and Specifications;

(C)           if constructed substantially in accordance with the Plans and Specifications, the Projects will comply in all material respects with all applicable zoning, building, environmental and land use Laws;

(D)          all permits (including the building permit) necessary for construction of the Projects have been issued or will be issued when required and within the expense budgeted therefor; and

(E)           adequate ingress and egress to the Projects are available over public streets, rights of way and easements.

(j)            The Lead Arrangers and the Lenders shall have received: (A) an audited consolidated balance sheet of CCR and its Subsidiaries as of December 31, 2006 and audited statements of income, cash flows and equity for the year then ended at least 15 days prior to the Effective Date; (B) an unaudited consolidated balance sheet of CCR and its Subsidiaries as of each quarter ending at least 45 days prior to the Effective Date, together with the related unaudited statements of income, cash flows and equity; (C) pro forma consolidated financial statements of CCR and its Subsidiaries after giving effect to the Transaction as of the dates, and for the periods, set forth in clause (B) above; and (D) forecasts prepared by management of the Borrower, each in form satisfactory to the

Lenders, of balance sheets, income statements and cash flow statements for (i) each month until Cannery East is completed, (ii) each fiscal quarter for the first two years following the Effective Date and (iii) for each year thereafter.

(k)           The Lenders shall be satisfied (x) as to all intercompany indebtedness and all indebtedness and other liabilities of CCR and its Subsidiaries to third parties that are to remain outstanding following the Effective Date and (y) that each of the Reserves shall have been established on terms and conditions reasonable satisfactory to the Administrative Agent.

(l)            Since April 4, 2007, there shall not have been any Gaming Law, rule or regulation enacted, or any interpretation of an existing gaming law, rule or regulation announced, that restricts in any material respect (or requires a license with respect to) the ability of a lender to assign or participate in interest in the Loans under this Agreement).

(m)          All of the information made available to the Administrative Agent prior to April 4, 2007 shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Loan Parties or the Transaction after April 4, 2007 that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(n)           All fees required to be paid on or before the Effective Date shall have been paid.

(o)           Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(p)           The Effective Date shall have occurred on or before June 1, 2007.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02        Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           In respect of the Credit Extension to be made in connection with the commencement of construction of the Projects, a certificate from the Construction Consultant, dated prior to the commencement of such construction, confirming that the preliminary construction Budget, Timetable and Plans and Specifications for the Projects are reasonable and feasible.

(d)           The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power; Compliance with Laws.  Except as set forth on Schedule 5.01, each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party is in compliance with all

Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents.  Except for such authorizations, approvals and notices to or from any Gaming Board which have not yet been obtained as of the Effective Date but will be applied for after Closing as contemplated by Section 6.27 (including approvals of any pledges of Equity Interests in Loan Parties licensed by or registered with any Gaming Board), and except for post-Closing informational filings required pursuant to Regulation 8.130 of the Nevada Gaming Commission, and except for approval of any future pledge of any additional Equity Interests in Loan Parties licensed by or registered with any Gaming Board, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity.

5.05        Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of CCR and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited consolidated balance sheet of CCR and its Subsidiaries dated March 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of CCR and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of CCR and its Subsidiaries on a consolidated basis.

(e)           The consolidated pro forma balance sheet of CCR and its respective consolidated Subsidiaries as at March 31, 2007 and the related consolidated pro forma statements of income and cash flows of CCR and its consolidated Subsidiaries for the three months then ended, were prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof and present the consolidated pro forma financial condition of CCR and its consolidated Subsidiaries as at such date and the consolidated pro forma results of operations of CCR and its consolidated Subsidiaries for the period ended on such date.

(f)            The consolidated forecasted balance sheet and statements of income and cash flows of CCR and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed by CCR to be reasonable at the time.

5.06        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers threatened at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their respective Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Restricted Subsidiary thereof, of the matters described on Schedule 5.06.

5.07        No Default.  Neither CCR nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.

(a)           Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as are substantially consistent with the defects shown on the Existing Policies or the Existing Surveys or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrowers and their Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.04.

(b)           Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any Casualty Event. No Loan Party or any of its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.07.

(c)           Schedule 8(a) to the Perfection Certificate contains a true and complete list of each material interest in Real Property (i) owned by any Loan Party as of the date hereof and describes the type of interest therein held by such Loan Party and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Loan Party and, in each of the cases described in clauses (i) and (ii) of this Section 5.08(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

5.09        Environmental Compliance.

(a)           Existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the businesses, operations and properties of the Loan Parties and their respective Subsidiaries, except as specifically disclosed in Schedule 5.09, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as otherwise set forth in Schedule 5.09, to the best knowledge of CCR (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)           Except as otherwise set forth on Schedule 5.09, to the best knowledge of CCR (i) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10        Insurance.  The properties of CCR and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where CCR or the applicable Restricted Subsidiary operates.

5.11        Taxes.  Except as set forth on Schedule 5.11, CCR and its Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or, assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except those that would not have a Material Adverse Effect.  Except as set forth on Schedule 5.11, there is no proposed tax assessment against CCR or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.  Neither CCR nor any Restricted Subsidiary thereof is party to any tax sharing agreement pursuant to which it would be required to make any payments.

5.12        ERISA Compliance.  Except as set forth on Schedule 5.12:

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13        Subsidiaries; Equity Interests.  As of the Effective Date, CCR has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Liens.  As of the Effective Date, CCR has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  As of the Effective Date, all of the outstanding Equity Interests in CCR have been validly issued, are fully paid and nonassessable and are owned by Permitted Holders in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except Permitted Liens.

5.14        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure.  No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, CCR represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16        Compliance with Laws.  CCR and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Intellectual Property; Licenses, Etc.  CCR and its Restricted Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP

Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of CCR, no slogan or other advertising device, product, process, method, substance, part or other material that is material to the business of CCR and its Restricted Subsidiaries now employed, or now contemplated to be employed, by CCR or any Restricted Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18        Collateral Documents.  The provisions of the Mortgages, the Pledge Agreement, the Security Agreement and the Cash Collateral and Disbursement Agreement are effective to create, in favor of the Collateral Agent and Administrative Agent (for the benefit of the Secured Parties), valid and perfected first priority Liens on the Casino Real Estate, the Casino Businesses, the Equity Interests subject to the Pledge Agreement and all property described in the Security Agreement and the Mortgages subject only to the Permitted Liens, to the extent that such Liens can be perfected by possession, control, filing or recording and the Collateral Agent and/or Administrative Agent possesses, controls, files or records as necessary.  Except for the approvals required for the execution of the Pledge Agreement and the attachment and perfection of the Collateral Agent’s and Administrative Agent’s Lien on the Equity Interests subject to the Security Agreement as contemplated by Section 6.27, all governmental approvals necessary or desirable to perfect and protect, and establish and maintain the priority of, such Liens, insomuch as such are not required of the Lenders, the L/C Issuer, the Swing Line Lender or the Required Lenders, have been duly effected or taken, including any such approvals reasonably requested by the Administrative Agent.

5.19        Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.20        Labor Matters.  Except as set forth on Schedule 5.20 there are no collective bargaining agreements or Multiemployer Plans covering the employees of CCR or any of its Subsidiaries as of the Effective Date and neither CCR nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21        Gaming Matters.  Except as set forth on Schedule 5.21, and subject to Section 6.27, each Borrower, and their Subsidiaries, have obtained (i) approval for all Gaming Licenses necessary or appropriate to conduct their businesses and operations conducted or as contemplated to be conducted as of the Effective Date, and (ii) as of the Effective Date, all required approvals from Gaming Boards of the transactions contemplated hereby and by the other Loan Documents to occur as of the Effective Date, subject to the provisions of such approvals or conditions in respect of the Gaming Licenses as are satisfactory to the Administrative Agent.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, CCR shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01        Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of CCR (commencing with the fiscal year ended December 31, 2007), a consolidated balance sheet of CCR and its consolidated Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Piercy Bowler Taylor & Kern or another nationally recognized Registered Public Accounting Firm reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with standards established by the Public Company Accounting Oversight Board (United States) and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of CCR (commencing with the fiscal quarter ended June 30, 2007), a consolidated balance sheet of CCR and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, members’ equity and cash flows for such fiscal quarter and for the portion of CCR’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of CCR as fairly presenting the financial condition, results of operations, members’ equity and cash flows of CCR and its Restricted Subsidiaries in accordance with GAAP, except that substantially all the disclosures frequently presented in the footnotes may be omitted;

(c)           as soon as available, but in any event not more than 120 days after the end of each fiscal year of the Borrower, an updated budget and projection model prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, such information to be presented on a quarterly basis through the Completion of the Projects; and

(d)           as soon as available, but in any event within 30 days after the end of each month (commencing with the month following the Completion and Operation of a Project through and until the twelfth month following the Completion and Operation of such Project), monthly operating statements for such Project in form satisfactory to the Administrative Agent and the Required Lenders.

As to any information contained in materials furnished pursuant to Section 6.02(d), CCR shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of CCR to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a letter from its registered independent public accounting firm indicating that during the performance of the annual financial statement audit no knowledge was obtained of any Default under the financial covenants set forth in Section 7.09 (it being understood that such registered independent public accounting firm will limit its statements to compliance by CCR with such covenants at fiscal year ended and not at the end of the previous three fiscal quarters) or, if any such Default shall exist, stating the nature and status of such event;

(b)           within five Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2007), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)           promptly after any request by the Administrative Agent or any request by a Lender, made through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the management committee (or the audit committee of the management committee) of CCR by independent accountants in connection with the accounts or books of CCR or any Restricted Subsidiary, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which CCR may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the same are available, copies of any external auditor’s report with respect to Nevada “Regulation 6.090 Report” and any other report filed by CCR or any Restricted Subsidiary with any Governmental Authority (other than routine reports);

(f)            [reserved];

(g)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(h)           [reserved]; and

(i)            promptly, such additional information regarding the business, financial or corporate affairs of CCR or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which CCR posts such documents, or provides a link thereto on CCR’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on CCR’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) CCR shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests CCR to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) CCR shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the Administrative Agent shall notify each Lender (by telecopier or electronic mail) of the posting of any such documents.  Notwithstanding anything contained herein, in every instance CCR shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by CCR with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

CCR  hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of CCR hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to CCR or its securities, and who may be engaged in investment and other market-related activities with respect to such securities) (each, a “Public Lender”).  CCR hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” CCR shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material nonpublic information with respect to CCR or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, CCR shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of CCR or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between CCR or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting CCR or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by CCR or any Subsidiary; and

(e)           notice of noncompliance with Chapter 53 (Monetary Transactions) of Title 31 of the United States Code Annotated.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of CCR setting forth details of the occurrence referred to therein and stating what action CCR has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate actions diligently conducted and adequate reserves in accordance with GAAP are being maintained by CCR or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and with adequate reserves in accordance with GAAP; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.01 or 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses (including, without limitation, liquor licenses) and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of CCR, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. With respect to each of the properties to be subject to a Mortgage, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the areas in which any improvements located on any property to be subject to a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. The Collateral Agent and Administrative Agent shall be named as additional insured and as loss payee under any insurance policies maintained from time to time by any Loan Party.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of CCR or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over CCR or such Restricted Subsidiary, as the case may be.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of CCR and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to CCR; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of CCR at any time during normal business hours and without advance notice.

6.11        Use of Proceeds.  Use the proceeds of the Credit Extensions (along with the proceeds from the First Lien Credit Agreement) for any one or more of the following:  (i) the refinancing of Existing Credit Agreements, (ii) the funding of $240 million (from the Delayed Draw Amount) into the Cannery East Construction Disbursement Account, (iii) the funding of $45 million

(from the Delayed Draw Amount) into the Meadows Construction Disbursement Account, (iv) the funding of $15 million into the Construction Reserve Account, (v) the costs and expenses related to the Transaction and (vi) the funding of ongoing working capital and other general corporate purposes of CCR or any of its Restricted Subsidiaries.  No financing other than Borrowings under this Agreement, loans made pursuant to the First Lien Credit Agreement (including, without limitation, financing, allowed under clause (4) of the definition of Permitted Indebtedness and pursuant to Section 2.14 hereof) and other financing contemplated by this Agreement and the First Lien Credit Agreement will be required in connection with the Transaction.

6.12        Compliance with Agreements.  Comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate actions or (c) to the extent that the failure to comply with such Contractual Obligations does not constitute a Material Adverse Effect.

6.13        Covenant to Guarantee Obligations and Give Security.

(a)           Upon (x) the formation or acquisition of any new direct or indirect Restricted Subsidiary that is also a Significant Subsidiary or (y) the determination that any Restricted Subsidiary has become a Significant Subsidiary (other than, in the case of (x) or (y), any CFC or a Restricted Subsidiary that is held directly or indirectly by a CFC) by any Loan Party, then CCR shall, at the Borrowers’ expense:

(i)            within 10 Business Days after such formation, acquisition or determination, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)           within 10 Business Days after such formation, acquisition or determination, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii)          within 15 Business Days after such formation, acquisition or determination or, if applicable, the receipt (subject to Section 6.27) of all necessary approvals from any Gaming Boards, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages and security agreements or joinders to the Security Agreement, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged (except to the extent subject to Section 6.27) Equity Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv)          within 30 days after such formation, acquisition or determination or, if applicable, the receipt (subject to Section 6.27) of all necessary approvals from any Gaming Boards, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages and security and pledge agreements delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms,

(v)           within 60 days after such formation, acquisition or determination or, if applicable, the receipt (subject to Section 6.27) of all necessary approvals from any Gaming Boards, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi)          as promptly as practicable after such formation, acquisition or determination, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)           Upon the acquisition of any property, other than Excluded Property, by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then CCR shall, at the Borrower’s expense:

(i)            within 10 Business Days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii)           within 15 Business Days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)          within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv)          within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request,

(v)           as promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent, and

(vi)          use commercially reasonable efforts, excluding litigation or eviction of the tenant thereunder, to cause the applicable Loan Parties to deliver subordination, nondisturbance and attornment agreements with respect to all leases affecting such mortgaged property.

(c)           Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, CCR shall, at the Borrowers’ expense:

(i)            within 10 Business Days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii)           within 15 Business Days after such request, duly execute and deliver, and cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of CCR (if it has not already done so) to duly execute and deliver, to the Collateral Agent deeds of trust, trust deeds, deeds to secure debt, mortgages and other security and pledge agreements, as specified by and in form and substance satisfactory to the Collateral Agent (including delivery of all Pledged Equity and Pledged Debt in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations under the Loan Documents and constituting Liens on all such properties,

(iii)          within 30 days after such request, take, and cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of CCR to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages and security and pledge agreements delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms,

(iv)          within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v)           as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by CCR and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

6.14        Environmental Covenant.  Use and operate all of its facilities and properties in material compliance with all applicable Environmental Laws, keep all material permits, approvals, certificates, licenses and other authorizations required pursuant to applicable Environmental Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties under, or compliance of its facilities and properties with, applicable Environmental Laws, and shall promptly commence and diligently proceed to cure, to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to violations of compliance with applicable Environmental Laws; and provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.14.

6.15        Accuracy of Information.  Cause all factual information furnished after the date of execution and delivery of this Agreement by or on behalf of CCR or any Guarantor in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby to be true and accurate in all material respects on the date as of which such information is dated or certified, and such information shall not be incomplete by omitting to state any material fact necessary to make such information not misleading.

6.16        Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, which defect or error the Administrative Agent in its reasonable judgment deems material, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.17        Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all Leases of Real Property to which CCR or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.18        [reserved].

6.19        Interest Rate Hedging.  Enter into prior to September 30, 2007, and maintain at all times thereafter, interest rate Swap Contracts with Persons acceptable to the Administrative Agent, covering a notional amount of not less than 50% of the aggregate outstanding Loans and First Lien Term Loans and providing for such other terms reasonably acceptable to the Administrative Agent.

6.20        Lien Searches.  Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.

6.21        Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and, upon request of the Administrative Agent, make to each other party to each such Material Contract and requests for information and reports as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.22        Gaming Licenses.  (a) Ensure that all necessary Gaming Licenses from any Gaming Board for the ownership, use, or operation of the businesses or properties owned or operated by each Borrower and its Subsidiaries are in full force and effect, and (b) comply, in all material respects, with all of the provisions thereof applicable to them.

6.23        Cash Collateral Accounts.  Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with the Administrative Agent or another commercial bank located in the United States which has accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement.

6.24        Construction Covenants.

(a)           Prior to the commencement of development and construction of the Projects:

(i)            CCR shall agree to reimburse the Administrative Agent for the reasonable costs of the Construction Consultant, who shall be allowed full access to the Projects site (and all Plans and Specifications, Budgets, Timetables, permits, licenses, approvals and other documents relating to the Projects) and prepare a monthly construction progress report;

(ii)           the Construction Consultant shall have reviewed the final proposed prime Construction Contracts, Budgets, Timetables and Plans and Specifications (and any geotechnical and other reports and assessments as they reasonably shall require) and shall have concurred that the Plans and Specifications are reasonable and feasible; and

(iii)          collateral assignments of the Construction Contracts and architectural and engineering contracts for the Projects shall have been made to the Administrative Agent and Collateral Agent;

(b)           In addition, CCR:

(i)            shall provide the Administrative Agent and Collateral Agent, for the benefit of the Secured Parties, a monthly construction draw package approved by the Construction Consultant;

(ii)           shall provide Lien releases from all contractors, subcontractors and materials suppliers on a monthly basis;

(iii)          agrees that all material changes to Plans and Specifications and Construction Contracts shall be approved by the Required Lenders; and

(iv)         shall cooperate with the Construction Consultant and grant access and visitation and inspection rights to the Administrative Agent and the Construction Consultant

in connection with disbursements from the Construction Reserves and in all other matters;

(c)           Promptly following Completion of each Project, CCR shall or shall cause the applicable Loan Party to deliver notice to the Administrative Agent of the occurrence of such Completion, together with a copy of a Completion Certificate relating thereto.

6.25        In Balance Covenants.  Immediately prior to commencement of development and construction of the Projects, and quarterly thereafter through the issuance of a Certificate of Occupancy for the Projects, CCR shall deliver to the Administrative Agent a certification that the Projects are In Balance, with such supporting documentation as the Administrative Agent or Construction Consultant may reasonably require.

6.26        Designation of Unrestricted Subsidiaries.  CCR may, at any time, designate any Subsidiary that is acquired or created after the Effective Date as an Unrestricted Subsidiary by prior notice to the Administrative Agent; provided that Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of, Borrower or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated and (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Borrower or any of its Subsidiaries) through Investments permitted by, and in compliance with, clauses (12) and (13) of definition “Permitted Investments”, with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to clauses (12) and (13) of definition “Permitted Investments”; provided that at the time of the initial Investment by Borrower or any of its Subsidiaries in such Subsidiary, Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent.  CCR may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation.  Notwithstanding the foregoing, no Subsidiary designated an Unrestricted Subsidiary that is subsequently redesignated a Subsidiary shall be redesignated an Unrestricted Subsidiary thereafter.

6.27        Pledge Undertakings.  Use its reasonable best efforts to (x) receive, within six months after the Effective Date, the requisite Gaming Boards approvals in connection with the Pledge Agreement to be entered into by CCR and (y) in any event within five (5) days of such approvals, execute and deliver the Pledge Agreement to the Administrative Agent, together with (a) all existing certificates evidencing 100% of the issued and outstanding Equity Interests held by CCR and each Guarantor, and (b) stock powers duly endorsed in blank covering all of the certificate shares described in clause (a) above; provided, however, that such six month period shall be extended by an additional three months so long as within 60 days after the Closing Date CCR has filed with the appropriate Gaming Board all applications required to effect the foregoing.

6.28        Additional Post Closing Matters.

(a)           To the extent such items have not been delivered as of the Effective Date, the Borrowers shall within 60 (sixty) days of the Effective Date (unless waived or extended in the

Administrative Agents sole discretion) use commercially reasonable efforts, excluding litigation or eviction of the tenant thereunder, to cause the applicable Loan Parties to deliver subordination, non-disturbance and attornment agreements with respect to all leases affecting the Mortgaged Property and deliver Landlord Access Agreement in form and substance reasonably satisfactory to the Administrative unless the Administrative Agent, in its reasonable judgment, waive such delivery, with respect to each of the leased Real Properties set forth on Schedule 6.28(a).

(b)           The Borrowers shall within 20 (twenty) days of the Effective Date (unless waived or extended in the Administrative Agents sole discretion) deliver a revised property insurance certificate with respect to the Real Property located in Pennsylvania in form and substance reasonably satisfactory to the Administrative unless the Administrative.

(c)           The Borrowers shall use their reasonable best efforts to deliver or caused to be delivered to the Administrative Agent within 45 days of the Effective Date (unless waived or extended in the Administrative Agents sole discretion), the Deposit Account Control Agreements and the Securities Account Control Agreements, in each case as identified on Schedule 6.28(c).

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrowers shall not, nor shall they permit any Restricted Subsidiary to, directly or indirectly:

7.01        Asset Sales.  CCR shall not, and shall not permit any of its Restricted Subsidiaries to make or consummate any Asset Sale unless:

(a)           CCR (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (including the value of all non-cash consideration) of the assets or Equity Interests issued or sold or otherwise disposed of;

(b)           at least 75% of the consideration therefor received by CCR or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or any combination.  For purposes of this clause (b), each of the following shall be deemed to be cash:

(i)            any liabilities (as shown on CCR’s or such Restricted Subsidiary’s most recent balance sheet) of CCR or any Restricted Subsidiary (other than Indebtedness that is by its terms subordinated to the Loans and liabilities to the extent owed to CCR or any Affiliate of CCR) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written agreement that releases CCR or such Restricted Subsidiary from further liability therefor; and

(ii)           any securities, notes or other obligations received by CCR or any such Restricted Subsidiary from such transferee that are within 90 days (subject to ordinary settlement periods) converted by CCR or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) or Cash Equivalents; and

(c)           the Borrowers apply the Net Proceeds from such Asset Sale in accordance with Section 2.07(b)(A).

7.02        Restricted Payments.  CCR shall not, and shall not permit any of its Restricted Subsidiaries to, make any Restricted Payment which is not a Permitted Restricted Payment, unless, at the time of and after giving effect to such Restricted Payment:

(a)           prior to the date of Discharge of First Lien Obligations, such Restricted Payment is permitted by the terms of the First Lien Credit Agreement; and

(b)           upon and after the date of Discharge of First Lien Obligations:

(i)            no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(ii)           CCR would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 7.03(a); and

(iii)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCR and its Restricted Subsidiaries after the Effective Date (excluding Permitted Restricted Payments of the types described in clauses (2) through (12) of the definition of “Permitted Restricted Payments”), is less than the sum, without duplication, of:

(A)          50% of Adjusted Net Income for the period (taken as one accounting period) from the beginning of the first full fiscal quarter occurring after the Effective Date to the end of CCR’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if Adjusted Net Income for such period is a deficit, less 100% of such deficit), plus

(B)           100% of the aggregate net cash proceeds received by CCR since the Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Equity) of CCR (other than Equity Interests (or Disqualified Equity) sold to (x) a Restricted Subsidiary or (y) any Permitted Holder to the extent such proceeds are used to make an Investment pursuant to clause (15) of the definition of “Permitted Investments”, and other than Disqualified Equity or convertible debt securities that have been converted into Disqualified Equity), plus

(C)           the amount by which Indebtedness of CCR or any of its Restricted Subsidiaries is reduced on CCR’s consolidated balance sheet upon the conversion or exchange after the Effective Date of any such Indebtedness into or for Equity Interests (other than Equity Interests (or Disqualified Equity) sold to a Subsidiary of CCR), plus

(D)          with respect to Restricted Investments made by CCR and its Restricted Subsidiaries after the Effective Date, 100% of an amount equal to the net reduction in such Restricted Investments in any Person resulting from cash repayments, repayments of loans or advances, or other returns of capital (or, to the extent not in excess of the original Restricted Investment, any interest payments or other distributions made in respect of the original Restricted Investment), in each case to CCR or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are already included in the calculation of Adjusted Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by CCR or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the Effective Date.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by CCR or such Subsidiary, as the case may be, pursuant to the Restricted Payment.  Not later than three Business Days after making any Restricted Payment, CCR shall deliver to the Administrative Agent an Officers Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 7.02 were computed, together with a copy of any opinion or appraisal required by this Agreement.

7.03        Indebtedness.

(a)           CCR shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness other than Permitted Indebtedness; provided, however, that CCR and its Restricted Subsidiaries may Incur Indebtedness if the Consolidated Coverage Ratio for CCR’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and pro forma for acquisitions, Dispositions and the opening of the Projects and other Ventures, as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Equity or Preferred Equity pursuant to this paragraph if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $2,000,000 of Indebtedness or Disqualified Equity or Preferred Equity of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

(b)           For purposes of determining compliance with this Section 7.03, in the event that any proposed Indebtedness meets the criteria of more than one of the clauses of the definition of Permitted Indebtedness, or is entitled to be Incurred pursuant to Section 7.03(a), CCR shall be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this Section 7.03.  In addition, any Indebtedness originally classified as Incurred pursuant to one of the clauses of the definition of Permitted Indebtedness may later be reclassified by CCR such that it shall be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification; provided that all Indebtedness outstanding under the First Lien Credit Agreement on the Effective Date will be initially treated as incurred on the Effective Date under clause (1) under the definition of “Permitted Indebtedness”.

(c)           CCR shall not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of CCR unless it is subordinate in right of payment to the Loans to the same extent.  For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness of CCR solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(d)           Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity or Preferred Equity will not be deemed to be incurrence of Indebtedness, Disqualified Equity or Preferred Equity for purposes of this Section 7.03.

7.04        Liens.

(a)           CCR shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

(b)           CCR shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or assume any covenant in favor of any Person which prohibits them from granting Liens to the Administrative Agent and the Lenders or to secure the obligations under this Agreement or the First Lien Credit Agreement, other than in respect of any property which is the subject of Permitted Liens of the types set forth in clauses (2), (3), (4), (5), (6), (7), (8), (10), (11), (12), (14) and (16) of the definition of “Permitted Liens” in favor of the Persons holding such Permitted Liens.

7.05        Restrictions on Subsidiaries.  CCR shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make any other distributions on its Equity Interests (or with respect to any other interest or participation in, or measured by, its profits) to CCR or any of its Restricted Subsidiaries or pay any liabilities owed to CCR or any of its Restricted Subsidiaries; provided, however, that this Section shall not apply to encumbrances or restrictions:

(1)           existing under, by reason of or with respect to the First Lien Credit Agreement, Existing Indebtedness or any other agreements in effect on the Effective Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof including any Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings or Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the First Lien Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the Effective Date;

(2)           set forth in this Agreement;

(3)           existing under, by reason of or with respect to applicable law or by the request of any Gaming Board whether or not having the force of law;

(4)           with respect to any Person or the property or assets of a Person acquired by CCR or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)           [reserved];

(6)           existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(7)           existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, asset sale agreements, sale-lease back agreements, stock-sale and other similar agreements and which CCR’s senior management determines in good faith shall not adversely affect CCR’s ability to make payments of principal or interest payments on the Loans; and

(8)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

7.06        Merger, Consolidation or Sale of Assets.

(a)           CCR shall not, directly or indirectly, (i) consolidate or merge with or into another Person (whether or not CCR is the surviving Person) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of CCR and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)           either:  (A) CCR is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than CCR) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a limited liability company, limited partnership, partnership or corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of CCR under this Agreement pursuant to agreements reasonably satisfactory to the Administrative Agent;

(2)           immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)           immediately after giving effect to such transaction on a pro forma basis, CCR or the Person formed by or surviving any such consolidation or merger (if other than CCR) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made shall be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 7.03(a), provided, however, that this Section 7.06(a)(3) shall not apply to any merger, consolidation or sale, assignment, transfer or conveyance or other disposition of assets between or among CCR and any of its Restricted Subsidiaries;

(4)           such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable new Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(5)           such transaction, at the time it is undertaken, does not require any Lender to obtain a Gaming License or be qualified or found suitable under the law of any additional applicable gaming jurisdiction (it being understood that under applicable Gaming Laws, each Lender is subject to qualification or suitability proceedings in the discretion of the relevant Gaming Board from time to time); and

(6)           CCR delivers to the Administrative Agent an Officers Certificate (attaching the arithmetic computation to demonstrate compliance with Section 7.06(a)(3)) and Opinions of Counsel (as to the matters set forth in clauses (1), (4) and (5) above), in each case stating that such transaction and such agreement comply with this Section 7.06 and that all conditions precedent provided for herein relating to such transaction have been complied with.

(b)           Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of CCR in accordance with this Section 7.06, the successor corporation formed by such consolidation or into or with which CCR is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Agreement referring to CCR shall refer instead to the successor corporation and not to CCR), and may exercise every right and power of, CCR under this Agreement with the same effect as if such successor Person had been named as CCR in this Agreement.

(c)           CCR and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of CCR and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

7.07        Transactions with Affiliates.  Except as set forth on Schedule 7.07, the Borrowers will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrowers (each of the foregoing, an “Affiliate Transaction”), unless:

(1)           such Affiliate Transaction is on terms that are not materially less favorable to the Borrowers or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrowers or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(2)           the applicable Borrower delivers to the Administrative Agent, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $5.0 million, a resolution adopted by the majority of the management committee or equivalent governing body of the applicable Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above; and

(3)           the applicable Borrower delivers to the Administrative Agent, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, the resolutions described in the preceding clause (2) and a written opinion as to the fairness of such Affiliate Transaction to CCR or such Restricted Subsidiary from a financial point of view issued by an independent financial advisor to the management committee or equivalent governing body of the applicable Borrower.

The foregoing limitations will not apply to the following:

(1)           transactions between or among CCR or any of the Restricted Subsidiaries;

(2)           Permitted Restricted Payments, Permitted Investments, Permitted Indebtedness, transactions excluded from the definition of Restricted Payments and any agreements providing for any of the foregoing;

(3)           the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, managers employees or consultants of CCR, any of their direct or indirect parent companies or any Restricted Subsidiaries;

(4)           transactions in which CCR or any of their Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to CCR or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to CCR or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCR or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5)           any agreement as in effect as of the Effective Date, or any amendment thereto (so long as any such amendment as determined in good faith by senior management, the management committee or equivalent governing body of the applicable Borrower is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Effective Date) or any transaction contemplated thereby as determined in good faith by senior management or the management of the applicable Borrower;

(6)           the existence of, or the performance by the Borrowers or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrowers or any of the Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole, as determined in good faith by senior management, the management committee or equivalent governing body of the applicable Borrower;

(7)           the Management Compensation in accordance with Section 7.09;

(8)           transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners, lessors or lessees of property or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms hereof which are fair to the Borrowers and its Restricted Subsidiaries, in the reasonable determination of the management committee, board of directors or equivalent governing body of the applicable Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)           the issuance of Equity Interests (other than Disqualified Equity) of the Borrowers; and

(10)         transactions in which CCR or its Restricted Subsidiaries sell or dispose of Real Property to NP Land, LLC.

7.08        Change in Nature of Business.  Except with the approval of the Required Lenders, CCR shall not, and shall not permit any of its Restricted Subsidiaries to, (a) engage in any material line of business substantially different from those lines of business conducted by CCR and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or (b) amend or modify the Rampart Lease, if such amendment or modification accelerates or increases payments thereunder or shortens the term thereof, or reduces the amount of any payment to Rampart pursuant to Section 2.07 (b)(E) thereof, without the prior written consent of the Required Lenders.

7.09        Management Compensation.  CCR shall not, and shall not permit any of its Restricted Subsidiaries to pay, any management fee or other similar compensation other than Management Compensation which have accrued and are due and payable, all of which fees shall increase annually by the percentage increase in the CPI from and after December 31, 2006 provided that at the time of payment of such Management Compensation no Default under Section 8.01(a) or Event of Default exists or would result from such payment.

7.10        Construction of the Projects.

(a)           Fail to diligently pursue the Projects to Completion in accordance with the Plans and Specifications, Budgets and Timetables;

(b)           Fail to provide the Construction Consultant with all reasonably requested access to each Project’s construction site without unreasonable delay (including any advance notice which is reasonable under the circumstances), and access to the Plans and Specifications, Budgets, Timetables, all related plans, budgets, drawings, timetables, and other related papers, including status reports and logs describing all executed contracts and subcontracts to which Borrower or any of its Subsidiaries are party for such work, and the then current lists of the names, addresses and telephone numbers of each material contractor, material subcontractor and material supplier with respect to such Project and the dollar value and amounts paid with respect to the related contracts;

(c)           Fail to cause the architect and General Contractor for each Project to promptly and in any event within 15 days of the date of any written request by the Administrative Agent to certify, in the manner contemplated by an Application and Certification for Payment in the form commonly referred to as American Institute of Architects Document G702 and a detailed continuation sheet in the form commonly referred to as American Institute of Architects Document G703, that the construction of such Project conforms, as of a specified date, in all material respects to the Plans and Specifications, and that amounts payable to the Contractors in connection therewith are in conformity with the Budget;

(d)           Fail to maintain a full set of the current working drawings available for review by the Construction Consultant at the construction office for the Projects or at another location reasonably acceptable to the Construction Consultant;

(e)           Amend any Timetable in any manner which would defer the completion of any material construction benchmark set forth therein unless the General Contractor and architect concur that such amendment will not cause CCR to fail to achieve Completion of that Project by the date which is twenty-four (24) months from the start of construction or fail to provide the Construction Consultant, if requested, with a letter from the General Contractor and architect to the Construction Consultant indicating their concurrence that the revised Timetable is reasonable and feasible;

(f)            Amend any Budget in a manner which both deviates from such Budget approved by the Construction Consultant and which increases the overall Budget to an amount (including for this purpose, capitalized interest and capitalized pre-opening expenses) which would result in prospective non-compliance with Section 6.17;

(g)           Fail to construct the Projects in a good and workmanlike manner in accordance with sound building practices and without material deviation from the Plans and Specifications, and comply in all material respects with all existing Laws and requirements of all Governmental Authorities having jurisdiction over the Projects;

(h)           Fail to promptly pay prior to delinquency (subject to applicable retentions) or otherwise discharge all Liens and other material claims for labor done and materials and services furnished in connection with the construction of the Projects, except for Liens and other claims contested in good faith by appropriate actions and without prejudice to the applicable Timetable except to the extent not prohibited hereby, provided that any such claims and Liens are covered by such payment bonds or title insurance policy endorsements as may be reasonably requested by the Administrative Agent;

(i)            Fail to properly obtain as and when required, comply with and keep in effect all material permits, licenses and approvals which are required to be obtained from any Governmental Authority in order to construct and occupy the Projects as of the then current stage of construction;

(j)            Fail to make the permits, licenses and approvals required by clause (i) of this Section available for review by the Construction Consultant and deliver copies of all such permits, licenses and approvals to the Construction Consultant promptly following a written request therefor;

(k)           Fail to promptly notify the Construction Consultant if CCR or its Subsidiaries pays $2,500,000 or more, in the aggregate, for any tangible construction materials for the Project that are not located on the site of the Projects, or will not be delivered within thirty days after such payment (describing such construction materials, the purchase price therefor and the location thereof) and, if requested by the Construction Consultant in writing provide to the Construction Consultant the written acknowledgment of the Person having custody of such construction materials of the existence of the Construction Consultant’s Lien on such construction materials and the right of the Construction Consultant, as against such Person, to have access to and to remove such construction materials (subject to the requirement of the payment of any remaining purchase price for such materials);

(l)            Fail on or before the opening for business of the applicable Project, to provide the Administrative Agent a Completion Certificate;

(m)          Fail promptly, and in any event within ten Business Days of any written request by the Construction Consultant, to provide to the Construction Consultant such assurances as the Construction Consultant may reasonably require that the Projects comply in all material respects with all applicable zoning, building and land use Laws; or

(n)           Fail, as soon as practicable, but in any event not later than 60 days after the Completion Date, to provide the Administrative Agent and Collateral Agent with (i) an “as built” ALTA survey of such Project as of the date of Completion that (x) sets forth all recorded easements and licenses burdening the project site as of Completion, (y) reflects no unpermitted encroachments onto that property or onto adjoining real property, and (z) certifies the legal description of the property subject to the related Mortgage in favor of the Administrative Agent and Collateral Agent to be the same as that set forth in the related title insurance policies, (ii) a bringdown endorsement to its ALTA policy of title insurance covering each Project in favor of the Administrative Agent and Collateral Agent for the benefit of the Secured Parties covering the new appraised value of the applicable Mortgaged Property as of the Completion Date as set forth in the appraisal delivered pursuant to Section 7.10(o) hereof, and insuring the continuing first priority Lien of the Mortgage (without a mechanics’ or materialmen’s Lien exception), in each case, in form and substance satisfactory to the Administrative Agent, subject only to Permitted Encumbrances and encumbrances substantially similar to the exceptions shown on the Existing Policies and (iii) a PZR report with respect to the Projects located in Pennsylvania.

(o)           Fail as soon as practicable, but in no event any later than 60 days after the Completion Date, to have prepared and caused to be executed, delivered and recorded such amendments to the Mortgages or other confirmatory documents (including, without limitation, local counsel enforceability and recording tax opinions) as may have been reasonably requested by the Administrative Agent in order to protect or confirm the Lien of each Mortgage on the Mortgaged Property affected by any Project, as reflected in the final “as built” ALTA survey delivered pursuant to this Section 7.10(p).

(p)           With respect to each Mortgaged Property upon which any Project is constructed, fail to have delivered to the Administrative Agent, as soon as practicable but in no event any later than 60 days after the Completion Date, appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably acceptable to the Administrative Agent.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  A Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  A Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11 or 6.18 or Article VII applicable to such Borrower; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) CCR or any Restricted Subsidiary (A) fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after giving effect to any applicable notice and cure periods, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which CCR or any Restricted Subsidiary is the “Defaulting Party” (as defined in such Swap Contract) or (B) any “Termination Event” (as so defined) under such Swap Contract as to which CCR or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by CCR or such Restricted Subsidiary as a result thereof is greater than $10,000,000 and CCR or such Restricted Subsidiary, as the case may be, has not paid such “Termination Value” within 60 days of the due date thereof, unless such termination or such “Termination Value” is being contested in good faith by appropriate proceedings and appropriate reserves in accordance with GAAP have been established; provided that with respect to any such failure under the First Lien Credit Agreement, such failure shall only constitute an Event of Default under this Section 8.01(e) if (x) the First Lien Obligations have been accelerated due to such failure or (y) there is a payment default under the First Lien Credit Agreement and such default has not been cured within 30 days; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief

Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any of its Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)           Judgments.  There is entered against CCR or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of CCR under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) CCR or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            License Revocation.  The occurrence of a License Revocation that continues for seven consecutive calendar days with respect to gaming operations at any gaming facility of CCR or any Significant Subsidiary or the denial by the applicable Gaming Board of the applications described in Section 6.18 or the withdrawal of such applications; or

(m)          Governmental Approvals.  Any Loan Party shall fail to obtain, renew, maintain or comply with any such governmental approvals as shall be necessary (1) for the execution, delivery or performance by such Loan Party of its obligations, or the exercise of its rights, under the Loan Documents, or (2) for the grant of the Liens created under the Deeds of Trust, the Pledge Agreement or the Security Agreement or for the validity and enforceability or the perfection of or exercise by the Administrative Agent of its rights and remedies under the Deeds of Trust, the Pledge Agreement or the Security Agreement; or any such governmental approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be effective; or any proceeding shall be commenced by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any such governmental approval and such proceeding is not dismissed within 60 days; or

(n)           Subordinated Debt.  The subordination provisions of any Subordinated Debt cease to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of such subordination provisions; or

(o)           Completion of Projects.  (i) The Temporary Meadows Casino has not reached Completion and is not Operating by July 15, 2007; (ii) the Cannery East has not reached Completion and is not Operating by September 30, 2008; or (iii) the Permanent Meadows Casino has not reached Completion and is not Operating two years after the Temporary Meadows Casino has reached Completion and is Operating.

8.02        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           [Reserved]; and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and payments due to any Lender or Affiliate of a Lender under a Swap Contract, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral

Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative

Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Syndication Agent, the Documentation Agent, the Sole Lead Arranger or the Sole Book Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10        Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01 other than Liens permitted by paragraph (13) of the definition of Permitted Liens; and

(c)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other

Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) except as otherwise provided in clause (i) below, to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent (other than the definition specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;

(g)           impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect; or

(h)           release any Guarantor from the Guaranty (except as specified therein) or to release or subordinate any portion of the Collateral having an aggregate value in excess of $10,000,000 without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, nor will such Defaulting Lender’s Commitment or Loans be included for the purposes of determining the Term Loan Commitments or the Total Outstandings or the Required Lenders for purposes of this Section 10.01, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, CCR may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by CCR to be made pursuant to this paragraph); provided, further, that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)      if to the Borrowers, the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)     if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and

Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Syndication Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to materials and/or information provided by on or behalf of the Borrowers hereunder that are not made available through the “Public Side Information” portion of IntraLinks or another similar electronic system and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and of the Construction Consultant), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that

(i)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(ii)     any assignment of a Commitment must be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrowers at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.  Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, provided that any such payment shall make the Lender granting such participation subject to the terms of Section 10.13.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Section 10.18 shall apply to any Lender that has a Participant that is Disqualified, unless such Lender replaces such Participant or repurchases such Participant’s interest in the Commitment and/or the Loans.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any bona-fide assignee of or Participant in, any prospective assignee of or Participant in, or any Eligible Assignee invited to be a Lender pursuant to Section 10.06(b), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers and not known to them to be under any duty of confidentiality to the Borrowers or their Subsidiaries.

For purposes of this Section, “Information” means all information received from the Loan Parties or their Affiliates relating to any Loan Party, any Affiliate thereof, any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates are hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder, in each case, provided that the Loan Parties are not thereby required to make any greater payments hereunder than would be required prior to any such action.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit

Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender ceases to make Eurodollar Rate Loans pursuant to Section 3.02, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in avoidance of or a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, such Lender waives receipt of compensation under Section 3.04 or payment to it or on its behalf of additional amounts pursuant to Section 3.01 and such Lender reimburses Borrowers for any amounts previously paid.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEVADA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

10.17      Cooperation with Gaming Boards.  The Administrative Agent and each of the Lenders hereunder agree to cooperate with the Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrowers and their Subsidiaries, including the provision of such documents or other information as may be requested by such Gaming Boards relating to Borrowers or any of the Subsidiaries or to the Loan Documents.  The Borrowers and each of their Affiliates hereby consent to any such disclosure by the Lenders and Administrative Agent to any Gaming Board and releases such parties from any liability for any such disclosure.  The rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and if prior approval of any Gaming Boards is required therefor, such approval shall be obtained.

10.18      Removal of a Lender.  Borrower shall have the right to remove a Lender as a party to this Agreement in accordance with this Section if such Lender is the subject of a Disqualification.  If Borrower is entitled to remove a Lender pursuant to this section, upon notice from Borrower, the Lender being removed shall execute and deliver an Assignment and Assumption Agreement covering any and all of the Lender’s Commitments hereunder and the Loans at any time owing to it hereunder in favor of one or more Eligible Assignees designated by Borrower (and acceptable to the Administrative Agent, which acceptance shall not be unreasonably delayed or withheld), subject to the payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CANNERY CASINO RESORTS, LLC

By:
	Name:	William J. Paulos
	Title:	Manager

WASHINGTON TROTTING ASSOCIATION, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent

By:
Name:
Title:

[ ], as Lender

By:
Name:
Title: